    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1998.

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                             4812                            13-3221852
(State or Other Jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
Incorporation or Organization)        Classification Code No.)                     No.)

            110 EAST 59TH STREET, NEW YORK, NY 10022, (212) 906-8480
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            RICHARD J. LUBASCH, ESQ.
              SENIOR VICE PRESIDENT-GENERAL COUNSEL AND SECRETARY
                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
                              110 EAST 59TH STREET
                               NEW YORK, NY 10022
                                 (212) 906-8480
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                            THOMAS H. KENNEDY, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                               NEW YORK, NY 10022
                                 (212) 735-3000
                      ------------------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF EACH CLASS OF              AMOUNT TO BE         OFFERING PRICE           AGGREGATE          REGISTRATION
      SECURITIES TO BE REGISTERED             REGISTERED         PER SECURITY(1)       OFFERING PRICE(1)         FEE(1)
----------------------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated Notes Due
  2005..................................      $86,250,000              100%               $86,250,000           $25,444
Common Stock, par value $0.01 per
  share(2)..............................       2,159,128
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(i) under the Securities Act.

(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 6% Convertible Subordinated Notes Due 2005 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Convertible Notes by reason of adjustment of the conversion price in certain contingencies outlined in the prospectus.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on each date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED APRIL 15, 1998
PROSPECTUS

          , 1998
                                  $86,250,000

                            CELLULAR COMMUNICATIONS
                              INTERNATIONAL, INC.
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2005

    This Prospectus relates to the 6% Convertible Subordinated Notes Due 2005 (the "Convertible Notes" or the "Securities") of Cellular Communications International, Inc. (the "Company") and the shares of the Company's stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes. The Convertible Notes were issued and sold on March 18, 1998 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Initial Purchasers (as defined) of the Convertible Notes to be "qualified institutional buyers" (as defined) by Rule 144A under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Convertible Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of March 18, 1998 (the "Registration Rights Agreement") among the Company and the Initial Purchasers, entered into in connection with the Original Offering.

    The Convertible Notes will mature on April 1, 2005. Interest on the Convertible Notes will be paid semi-annually in cash in arrears on October 1 and April 1 of each year, commencing October 1, 1998. The Convertible Notes are convertible at the option of the holder thereof at any time prior to the close of business on the Stated Maturity of the Convertible Notes, unless previously redeemed, into shares of Common Stock of the Company, at a conversion price of $39.947 per share, subject to adjustment in certain events. On April 9, 1998, the reported closing bid price of the Common Stock on the Nasdaq Stock Market's National Market ("Nasdaq") (symbol "CCIL") was $50.67 per share after giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid on April 14, 1998.

    The Convertible Notes are redeemable at the option of the Company, in whole or in part, at any time on and after April 4, 2001, at the redemption prices set forth herein. The Convertible Notes do not provide for any sinking fund. Upon a Change of Control (as defined), holders of the Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Convertible Notes at the principal thereof together with accrued and unpaid interest to the date of purchase.

    The Convertible Notes are unsecured obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. In addition, the Convertible Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, partnerships and affiliated joint ventures.

    As of December 31, 1997, on a proforma basis after giving effect to the offering by the Company of the Convertible Notes and a concurrent ECU 235,000,000 offering of 9 1/2% Senior Discount Notes Due 2005 (the "Senior Notes") (collectively, the "Offerings") and the use of proceeds therefrom, the Company would have had approximately $195.5 million of Senior Debt outstanding and the Company's subsidiaries and minority owned affiliates would have had approximately $1.4 billion of liabilities that effectively rank senior to the Convertible Notes. The ability of the Company and its subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the Indenture (as defined) pursuant to which the Convertible Notes were issued.

    The Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement").

    The Selling Holders will receive all of the net proceeds from the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes. The Company is responsible for payment of all other expenses in connection with the performance by the Company of its obligations under the Registration Rights Agreement.

    The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them or purchased by them of the Convertible Notes and Common Stock issuable upon conversion of the Convertible Notes at a price less than the initial price to the public may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 9.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                The date of this Prospectus is          , 1998.

                             AVAILABLE INFORMATION

     The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. Any reports, proxy statements, information statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661 and 13th Floor, Seven World Trade Center, New York, New York 10048, and copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov. that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the Nasdaq Stock Market, Report Section, at 1735 K Street, Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Convertible Notes. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Convertible Notes, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such filed as an exhibit to the Registration Statement otherwise filed with the Commission.

     In the event that the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture pursuant to which the Convertible Notes were issued, to continue to file with the Commission, and to furnish the Holders of the Convertible Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K and Form 10-K/A-1 for the fiscal year ended December 31, 1997, its Proxy Statement for its Annual Meeting of Stockholders have been filed with the Commission and are incorporated by reference herein and made a part of this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such document or herein. Any such request should be directed to the Company at 110 East 59th Street, New York, New York, 10022, telephone number
(212) 906-8480, attention: General Counsel.

     DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS: ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT CONTAINED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION CERTAIN STATEMENTS IN THE "PROSPECTUS SUMMARY," AND "BUSINESS" CONCERNING THE COMPANY'S FINANCIAL POSITION AND LIQUIDITY, RESULTS OF OPERATIONS AND OTHER MATTERS, ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS GENERALLY ARE ACCOMPANIED BY WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE" OR "EXPECT" OR SIMILAR STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE CORRECT. FACTORS THAT COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE BUT ARE NOT LIMITED TO OPI'S ABILITY TO CONTINUE TO DESIGN NETWORK ROUTES, INSTALL FACILITIES, OBTAIN AND MAINTAIN ANY REQUIRED GOVERNMENTAL LICENSES OR APPROVALS AND FINANCE CONSTRUCTION AND DEVELOPMENT, ALL IN A TIMELY MANNER, AT REASONABLE COSTS AND ON SATISFACTORY TERMS AND CONDITIONS, AS WELL AS ASSUMPTIONS ABOUT CUSTOMER ACCEPTANCE, CHURN RATES, OVERALL MARKET PENETRATION AND COMPETITION FROM PROVIDERS OF ALTERNATIVE SERVICES. ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in, or incorporated by reference in, this Prospectus". All figures regarding the number of shares of Common Stock outstanding, conversion rates and share prices have been calculated after giving effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998. Italian lire have been translated solely for the convenience of the reader of this Prospectus at an exchange rate of 1,817.00 lire per U.S. dollar, the Noon Buying Rate on April 7, 1998. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Prospectus, including in the glossary in Appendix A.

                                  THE COMPANY

     The Company currently holds a 14.667% interest in Omnitel-Sistemi Radiocellulari Italiani S.p.A. ("Omnitel"), a joint venture which holds a 70% interest in and directs the management of OPI, a joint venture with Pronto Italia, S.p.A. ("Pronto Italia"). OPI has been awarded one of two national cellular telephone licenses for Italy using Global System for Mobile Communications ("GSM") technology, the digital technology for cellular telephone systems that European Union countries have agreed to adopt as a common standard. The Company, through its 14.667% interest in Omnitel, holds an approximate 10.267% interest in OPI. The Company was incorporated in 1984 to own and operate cellular telephone systems in various markets. Beginning in 1988, the Company entered into joint ventures to pursue opportunities in wireless communications businesses outside of the United States.

     The Company believes that OPI's launch as Italy's second mobile telecommunications operator has been one of the most successful in wireless history. Since the start-up of its GSM system in December 1995, OPI has not only achieved comparable coverage to its much larger and longer established competitor, but has attracted over 2.5 million subscribers. As of December 31, 1997, management believes that OPI had approximately 30% of the GSM market and 21% of the total cellular market in Italy, with its cellular network covering over 95% of the Italian population. In the quarter ending June 30, 1997, OPI generated positive EBITDA for the first time.

     Over the past several years and aided by OPI's entrance, the Italian cellular market has consistently surpassed growth estimates to become the largest market in Europe. At the end of 1997, Italy had approximately 11.7 million subscribers, an increase of over 80% over the 6.4 million subscribers at the end of 1996. With Italy's population of 58 million, the Company believes there is still substantial unmet demand for cellular services. As in the United States, the Italian economy is characterized by a large number of small and medium-sized businesses, which are heavy users of cellular services. The competitive dynamics of the Italian market have proven to be favorable to both the incumbent cellular operator, Telecom Italia Mobile S.p.A. ("TIM"), and OPI. These dynamics include limited handset subsidies, calling party pays (leading to lower churn and higher revenues), and prepaid calling packages (resulting in more intensive distribution, lower bad debts and billing expenses and reduced customer service requirements).

     OPI's objective is to provide high quality GSM digital cellular services, in terms of the amount and depth of coverage, call completion and customer service. Through its association with Ing. C. Olivetti & C., S.p.A. ("Olivetti") and some of the world's leading GSM network operators, OPI has followed a business plan that is consistent with the current cellular market in Italy, but also expansive in that it envisions the gradual integration of wireless and wireline telecommunications markets in order to service customer telecommunications needs. See "Business -- Omnitel and OPI -- Market Overview." OPI has capitalized on the expertise and experience of its Corporate Partners (as defined herein), including the Company, in designing, constructing and operating cellular networks, in order to build and manage a cellular system that is responsive to customer needs, offers superior technical performance in terms of the amount and depth of coverage and provides innovative voice and data services.

                             CORPORATE ORGANIZATION
                            As of December 31, 1997

                              [COMPANY FLOW CHART]

* OliMan is 75% owned by Olivetti and 25% by Mannesman (with Mannesman having the right to increase its stake to 49.9%).

** AirTouch has the right to increase its stake to 69.4%, which would reduce the stake held by the Other Partners to 0%.

                             THE CONVERTIBLE NOTES

Securities Offered.........  $86,250,000 principal amount of 6% Convertible
                             Subordinated Notes due 2005.

Maturity...................  April 1, 2005.

Interest Payment Dates.....  October 1 and April 1 of each year, commencing
                             October 1, 1998.

Conversion.................  The Convertible Notes, unless previously redeemed, are convertible at the option of the holder at any time at or prior to maturity, into shares of Common Stock at a conversion price of $39.947 per share, subject to adjustment in certain events. See "Description of Securities -- Conversion."

Optional Redemption........  The Convertible Notes will be redeemable, in whole or in part, at the option of the Company at any time after April 4, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. See "Description of Securities -- Optional Redemption."

Subordination..............  The Convertible Notes will be unsecured obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Notes. In addition, the Convertible Notes are effectively subordinated to all existing and future liabilities of the Company's Subsidiaries and Minority Owned Affiliates, including trade payables. As of December 31, 1997, after giving pro forma effect to the Offerings and the use of proceeds therefrom, the Company would have had an aggregate amount of Senior Indebtedness of approximately $195.5 million outstanding and the Company's Subsidiaries and Minority Owned Affiliates would have had approximately $1.4 billion of liabilities that effectively rank senior to the Convertible Notes. The ability of the Company and its Subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the Indenture pursuant to which the Convertible Notes will be issued. See "Description of Securities -- Subordination."

Change of Control..........  In the event of a Change of Control (as defined), the Company may be required to make an offer to all holders of Convertible Notes to purchase their Convertible Notes at an offer price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any.

Use of Proceeds............  The Selling Holders will receive all of the net proceeds from the Convertible Notes sold pursuant to this Prospectus and the Common Stock issuable upon conversion thereof sold pursuant to this Prospectus. The Company will not receive any of the proceeds from the sales by the Selling Holders of the Convertible Notes or the Common Stock issuable upon the conversion thereof.

Federal Income Tax
  Consequences.............  There are certain federal income tax consequences associated with purchasing, holding and disposing of the Convertible Notes. See "Certain United States Federal Income Tax Considerations."

                                  RISK FACTORS

     Prospective purchasers of the Securities should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the matters set forth under "Risk Factors" for risks involved with an investment in the Securities.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain financial data for the fiscal years ended December 31, 1997, 1996 and 1995. The historical financial information has been derived from the Company's consolidated financial statements (the "Consolidated Financial Statements") incorporated herein by reference.

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 1997          1996        1995(1)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue...........................................   $     --      $     --      $    --
Income (loss) before extraordinary item.....................    (31,349)      (50,968)       6,815
Net income (loss)...........................................    (31,349)      (50,968)       5,341
Income (loss) before extraordinary item per common share:(2)
  Basic.....................................................      (1.94)        (3.23)         .45
  Diluted...................................................      (1.94)        (3.23)         .38
Net income (loss) per common share:(2)
  Basic.....................................................      (1.94)        (3.23)         .35
  Diluted...................................................      (1.94)        (3.23)         .30
Denominator for income (loss) per share calculation:
  Basic.....................................................     16,177        15,764       15,346
  Diluted...................................................     16,177        15,764       17,713

                                                               AS OF DECEMBER 31, 1997
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(3)
BALANCE SHEET DATA:
Working capital.............................................  $ 81,992      $ 118,213
Total assets................................................   140,714        181,428
Long-term debt..............................................   197,327        281,774
Shareholders' (deficiency)..................................   (58,769)      (102,501)

------------------------------
(1) 1995 includes a gain on sale of investment in joint venture of $25,286,000, net of tax of $13,615,000 ($1.43 per common share) and a charge of $1,474,000, net of income tax benefit of $794,000, from early extinguishment of debt (($0.08) per common share).

(2) After giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid on April 14, 1998.

(3) As adjusted to give pro forma effect to the Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds." The total consideration, including the consent payment, (excluding interest paid pursuant to the tender offer (the "Tender Offer") regarding the Company's
    13 1/4% Senior Discount Notes due 2000 (the "Original Notes")) was $869.12 per $1,000 principal amount at maturity of Original Notes tendered. The change in shareholders' deficiency is the result of an extraordinary loss on the early extinguishment of debt of $43,732,000, including the write-off of $3,645,000 of deferred financing costs.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors in evaluating the Company and its business before purchasing the Securities offered hereby.

SUBORDINATION OF CONVERTIBLE NOTES

     The Convertible Notes are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Notes. As of December 31, 1997, after giving pro forma effect to the Offerings and the use of proceeds therefrom, the Company would have had an aggregate amount of Senior Indebtedness of approximately $195.5 million outstanding and the Company's Subsidiaries and Minority Owned Affiliates would have had approximately $1.4 billion of liabilities that effectively rank senior to the Convertible Notes. In addition, the Convertible Notes are structurally subordinated in right of payment to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries and Minority Owned Affiliates. See "Description of Securities -- Subordination."

HOLDING COMPANY STRUCTURE; MINORITY INTERESTS; LIMITATIONS ON ACCESS TO CASH
FLOW

     The Company is primarily a holding company with limited business operations of its own. The Company's assets consist primarily of its ownership interest in Omnitel. The amount of capital required and the need for large numbers of technical operating personnel have required the Company to participate with financial and strategic partners. In addition, applicable laws often limit foreign investors to minority equity positions. The Company does not hold, nor is it likely that the Company will hold, a majority interest in any operating systems. The Company's minority voting position in Omnitel currently precludes, and its minority interest in any future ventures may in the future preclude, it from controlling the companies in which it has, or may in the future have, an interest even though the Company is involved in the management of Omnitel and intends to participate in the future only in operating companies in which it can be involved in management. Thus, the Company may be unable to cause the implementation of strategies that it favors and, in the event of a disagreement between the Company and one or more of such partners, the strategies adopted and actions taken by Omnitel or by future affiliated companies may in some cases be contrary to the Company's preferred strategies and actions.

     In addition, the Company may be unable to access the cash flow of Omnitel and OPI since (i) it does not have the requisite control to cause such entities to pay dividends, and (ii) such entities are parties to credit or other borrowing agreements that severely restrict the payment of dividends, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. See "Business -- Omnitel and OPI -- The Omnitel Agreement" and "-- The OPI Agreement." As a result, the Company does not expect to receive significant cash through dividends or other distributions from its affiliates in the foreseeable future.

SUBSTANTIAL LEVERAGE

     The Company is highly leveraged. As of December 31, 1997, the Company's total indebtedness as adjusted to give effect to the sale of the Senior Notes and the Convertible Notes and the application of net proceeds therefrom, would have been approximately 157% of its total capitalization. See "Use of Proceeds" and "Capitalization." In addition, the Indenture relating to the Securities will include, among other things, covenants limiting the incurrence of additional debt and liens and the payment of dividends. See "Description of Securities -- Certain Covenants." The degree to which the Company is leveraged and such covenants may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally, and could limit its ability to pursue business opportunities that may be in the interests of the Company and its securityholders.

REPAYMENT RISK

     Because the Company does not currently have any cash flow and does not expect any cash flow for the foreseeable future, its ability to repay the Securities at maturity will be dependent on developing one or more sources of cash at or prior to maturity. The Company may (i) seek to refinance all or a portion of the Securities at maturity through sales of additional debt or equity securities of the Company, (ii) if possible and subject to the appropriate consents and approvals and certain other limitations set forth in the OPI Agreement (as defined) and the Omnitel Agreement (as defined), seek to sell the Company or all or a portion of its interest in Omnitel, (iii) negotiate with its current financial and strategic partners to permit any cash produced by Omnitel to be distributed to equity holders rather than invested in the businesses of Omnitel, and/or (iv) seek to invest in companies that will make substantial cash distributions on or before the maturity of the Notes. See "-- Marketability of Assets" and "Business -- Omnitel and OPI -- The Omnitel Agreement" and "-- The OPI Agreement." There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be permitted to sell particular assets or be able to sell assets in a timely manner or on commercially acceptable terms or in an amount that (giving effect to the substantial corporate income taxes which could be due in the event of such sale) will be sufficient to repay the Securities when due, (iii) the Company will be able to persuade its financial and strategic partners that cash generated by the operations of its affiliated entities should be distributed to equity holders, or (iv) the Company will be able to locate and invest in companies that will be mature enough to make substantial cash distributions to investors prior to the maturity of the Securities, particularly since all of the Company's potential development opportunities would require substantial new construction and development.

     In addition, as described under the caption "Business -- Omnitel and OPI -- The Omnitel Agreement," in the event of a bankruptcy, liquidation or reorganization or similar proceedings of the Company, the other joint venturers in Omnitel would have the right to purchase the Company's interest in Omnitel at a cash price equal to the amount of paid-in capital of the Company's interest in Omnitel. At December 31, 1997, the amount of paid-in capital with respect to the Company's interest in Omnitel was approximately $96.8 million. It is anticipated that the amount of cash received by the Company in respect of such a sale of its interest in Omnitel would be insufficient to repay the Securities.

MARKETABILITY OF ASSETS

     The Company's ability to sell or transfer its ownership interest in Omnitel is subject to limitations contained in the agreements between the Company and its strategic and financial partners. See "Business -- Omnitel and OPI -- The Omnitel Agreement" and "-- The OPI Agreement." In addition, the shareholders of Omnitel have advised the Ministry of Posts and Telecommunications (now known as the Ministry of Communications) (the "MOC"), of their intention to collectively maintain 86% of the share ownership of Omnitel for the first five years of the License -- more than the 60% stipulated in the OPI Convention. See
"Business -- Regulation -- Public Concessions."

     In addition, Omnitel currently has no publicly traded securities and there can be no guarantee that in the future there will be either a public or private market for such securities. As a result, the Company's ability to liquidate any or all of its investment may be substantially limited and there can be no guarantee that the Company will be able to do so in a timely manner in the event of an acceleration of the Securities or in order to satisfy its obligations under the Indenture in the event of a Change of Control or to pay the Securities at maturity.

MANAGEMENT AND CORPORATE OPPORTUNITY CONFLICTS

     All but one of the directors of the Company and all but one of the executive officers of the Company are also directors and/or officers, as the case may be, of one or both of CoreComm Incorporated ("CoreComm") and NTL Incorporated ("NTL"). The Company, CoreComm and NTL are each separate publicly traded corporations that were, historically, subsidiaries of Cellular Communications, Inc. ("CCI"). As such, there are constraints on the ability of such directors and officers to devote all or a significant portion of their time to the Company. The Company has not established any minimum time requirements for such officers and directors. The Company, CoreComm and NTL share office space in New York City and NTL provides certain corporate services to each of the Company and CoreComm. CoreComm and NTL may seek to pursue corporate opportunities in competition with the Company, in which event such directors and officers might face conflicting interests. There are no procedures or agreements which govern the resolution of conflicts among the Company, CoreComm and NTL. See "Management."

OPERATING LOSSES

     The Company has experienced significant losses since its inception. As of December 31, 1997, the Company had an accumulated deficit of approximately $88.8 million. The Company had operating losses of approximately $9.2 million, $34.0 million and $20.8 million for the fiscal years 1997, 1996 and 1995, respectively, and expects to incur substantial additional losses in the foreseeable future as it continues to review wireless opportunities in Europe from time to time. There can be no assurance that such losses will not continue indefinitely. The Company has historically obtained the necessary cash for operations and capital contributions from cash originally contributed by CCI prior to the distribution of the shares of the Company to CCI shareholders in July 1991 (the "Distribution") and through debt financings. See "-- Potential Needs for Additional Capital".

DEFICIENCY OF EARNINGS TO FIXED CHARGES

     For the years ended December 31, 1997, 1996, 1994 and 1993, the Company's earnings were insufficient to cover fixed charges by approximately $31.3 million, $52.2 million, $10.5 million and $0.9 million, respectively. Fixed charges consist of interest expense, including capitalized interest, and amortization of fees related to debt financing.

LICENSE CONDITION

     The continued existence and terms of the License and OPI's frequency allocations are subject to ongoing review and to modification or early termination in certain circumstances. While OPI would not normally expect to be required to cease operations at the end of the term of the License, there can be no assurance that renewal will be effected at all or on economic terms that are acceptable to OPI. In addition, the failure of OPI to meet the standards of service (meaning proper use of frequencies, meeting coverage goals, maintaining and interconnecting the networks, and prompt payment of license fees) prescribed in the License could result in the loss of the License and would have a material adverse effect on OPI and the Company. See "Business -- Legal Proceedings."

PERFORMANCE BOND LIABILITY

     The License requires OPI to activate cellular telephone service to cover at least 70% of Italian territory and 90% of the Italian population by 2000. OPI has an approximate 219 billion lire ($120.5 million) performance bond outstanding linked to OPI's meeting certain performance and investment goals and is subject to monetary penalties for failing to achieve such goals. To date, OPI believes it has achieved these performance goals as required. In addition, OPI is required to (i) cover 98% of Italian territory with its cellular network by May 1998, (ii) invest 1,552 billion lire ($854 million) by May 1998, (iii) employ 2,686 people by May 1998, (iv) pay royalties to the Ministry of Communications in amounts that are not less than 25.4 billion lire for 1997 ($14.0 million); 51 billion lire for 1998 ($28.1 million) and 77.1 billion lire for 1999 ($42.4 million), subject in each year to reduction only due to any proportionate reduction of the royalty percentage to less than 3.5% and (v) maintain the declared stockholding majority of OPI until February 1, 2000. Performance goals have been achieved to date, and although no assurance can be given, the Company believes the future performance goals are achievable. The maximum liability of the Company under the performance bond would be approximately 22.5 billion lire ($12.4 million), reflecting its proportionate interest in OPI.

POTENTIAL NEEDS FOR ADDITIONAL CAPITAL

     The acquisition, development, ownership and operation of communications networks require substantial capital investment. OPI will require capital to add capacity to its telecommunications networks and for its research and development programs, operating expenses, expansion of its marketing and distribution capabilities, license fees and royalties. The Company believes that adequate funds for these purposes, through OPI debt financing, have been arranged.

     The Company may also require additional capital to pursue other opportunities not currently under consideration. There can be no assurance that the Company will be able to obtain financing for such investments. If such financing is unavailable, the number of additional projects in which the Company participates, if any, may be limited.

COMPETITION

     In seeking additional opportunities in various foreign countries, the Company faces competition from other companies who have significantly greater financial and other resources than those available to the Company or its affiliates. There can be no assurance that the Company or its affiliates will be able to compete effectively against such competitors in obtaining future opportunities. If the Company or an affiliated company receives a cellular license in a foreign jurisdiction, the success of the Company or such affiliated company will depend upon the ability of the Company or such affiliate to compete with other communication providers in such jurisdiction, including the wireline telephone provider. In some jurisdictions, the Company or such affiliated company will compete with established cellular operators which hold greater licensed radio spectrum, currently serve a significant subscriber base and have significantly greater financial and other resources than those available to the Company or its affiliates. The Company and its affiliated companies may also face competition from emerging technologies and services which might be introduced in the future, including enhanced specialized mobile radio, Personal Communication Networks ("PCNs") or satellite telephone. There can be no assurance that the Company or its affiliates will be able to compete effectively against existing wireline and wireless competitors or new entrants.

     In Italy, OPI competes with cellular telephone services offered by TIM and wireline and wireless local loop telephone services offered by TIM's parent, Telecom Italia S.p.A. ("Telecom Italia"), formerly Societa Italiana per L'Esercizio della Telecommunicazioni ("SIP"). TIM has for several years (and previously through its predecessors Telecom Italia and SIP) operated a 450 MHz analog cellular system in Italy, and during 1990 commenced service of a 900 MHz analog cellular system. In 1993, SIP began commercial trials of a GSM cellular system although full commercial digital service was delayed by the Italian Government until the award of the second GSM license. TIM has significant advantages over OPI, including a much larger installed customer base, more operating spectrum and the Telecom Italia name. In addition, because OPI did not begin to provide cellular service until late 1995, many potential high usage business customers already were TIM cellular customers. While OPI and TIM are currently the only cellular telephone operators licensed in Italy, a third mobile communications license will reportedly be awarded by May 1998. Bidders for the third license are expected to include major international telecommunications companies with considerably greater resources than OPI. In addition, Telecom Italia launched a low mobility Digital European Cordless Telephony (DECT) wireless local loop system in 28 cities in January 1998. Moreover, OPI may also face significant potential competition from other communications technologies that are being or may be developed or perfected in the future. See "Business -- Competition."

RISKS INHERENT IN FOREIGN INVESTMENT

     The Company has invested substantially all of its resources outside of the United States and intends to continue to review possible international investments in the future. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. Only a portion of such risks may be insured. The

Company currently does not have political risk insurance in Italy. The Company is also exposed to risks of change in foreign and domestic laws and policies that govern operations of foreign-based companies.

     There can be no assurance that the laws or administrative practice relating to taxation, foreign exchange or other matters in Italy will not change, and any such change could have a material adverse effect on the financial affairs of OPI or the Company. The value of the Company's interest in OPI may also be affected by changes in tax and other laws and other political, economic, socioeconomic or diplomatic developments in or affecting Italy.

CURRENCY RISKS

     Exchange rates for the lira may fluctuate in relation to the U.S. dollar, and such fluctuations may have an adverse effect on the Company's earnings or assets when translating lire into U.S. dollars. Any weakening in the value of the lira against the U.S. dollar could result in lower revenues and earnings for the Company when translated into U.S. dollars. In addition, as the Company's primary financing will be in U.S. dollars and EUROs and the Company's commitments to Omnitel and OPI are in lire, a currency exchange rate risk exists. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there can be no assurance that the Company will engage in such transactions, or, if the Company decides to engage in such transactions, that they will be successful and that shifts in the currency exchange rates will not have a material adverse effect on the Company. See "Exchange Rates."

     Omnitel and OPI will receive all of their revenues in Italian lire. Currently there are no foreign exchange controls in Italy. Thus, although no such payments have been made to date, the current foreign exchange rules would allow Omnitel and OPI to export cash, representing dividends, interest or repayment of loans. There can be no assurance that foreign exchange restrictions will not be introduced or strengthened in the future.

REGULATION

     Wireless communications operations are subject to governmental regulation, including, among others, price controls and service requirements, which may change from time to time, including due to changes in the political structure or government representatives. There can be no assurance that material and adverse changes in the regulation of the Company's existing operating systems will not occur in the future.

     The licensing, construction, ownership and operation of cellular telephone systems, and the grant, maintenance and renewal of cellular telephone licenses and radio frequency allocations in Italy are government regulated, principally by the Ministry of Communications ("MOC") -- formerly the Ministry of Posts and Telecommunications. In addition, such matters and certain other aspects of cellular telephone system operations, including rates charged to customers and the resale of cellular telephone service, may be subject to regulation by the Italian Ministry of the Treasury and by public utility agencies. Changes in the regulation of OPI's activities, such as increased or decreased regulation affecting prices, or the terms of interconnect arrangements with Telecom Italia, could materially adversely affect OPI. See "Business -- Government Regulation."

CONSTRAINTS ON CHANNEL CAPACITY

     OPI's License currently grants it the use of 16.4 MHz of bandwidth which can support 41 channels. This bandwidth compares with 25 MHz available to a similar cellular business in the United Kingdom. The less spectrum available to a cellular operator, the greater the number of base station sites required to create a specified traffic capacity. Each base station has substantial fixed costs and will increase OPI's infrastructure costs in comparison to cellular operations that have access to more of the spectrum. See "Business -- Network Design, Construction and Performance."

CERTAIN TAX CONSIDERATIONS

     The Company or its affiliates generally will be subject to tax in the foreign jurisdictions in which they operate. In addition, such foreign jurisdictions may impose withholding taxes on distributions (by way of interest, dividends or otherwise) to the Company. For example, under applicable treaties currently in effect, interest from Italy to a United States person would be subject to a maximum withholding tax of 15 percent, and dividends distributed by an Italian company to a United States person would be subject to the following: a withholding tax of 5%, if paid to a United States company which has owned more than 50% of the voting stock of the company paying the dividends for a 12-month period ending on the date the dividend is declared, (ii) a withholding tax of 10%, if paid to a United States company which has owned 10% or more of the voting stock of the company paying the dividends for a 12-month period ending on the date the dividend is declared, provided that the beneficial owner is not entitled to the benefit in (i) above; and (iii) a withholding tax of 15% in all other cases. In general, the Company's ability to claim a foreign tax credit against its U.S. federal income tax expense for foreign taxes is subject to various limitations. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings.

PASSIVE FOREIGN INVESTMENT COMPANY

     Special U.S. tax rules apply to U.S. taxpayers that own stock in a passive foreign investment company (a "PFIC"). In general, a non-U.S. corporation will be treated as a PFIC if at least 75 percent of its income is "passive income" or if at least 50 percent of its assets are held for the production of "passive income." A non-U.S. corporation that owns 25 percent or more of the stock of a non-U.S. subsidiary is treated as receiving a proportionate share of the income of, and as owning a proportionate share of the assets of, such subsidiary.

     It is possible that Omnitel is a PFIC. Generally, except to the extent the Company makes an election to treat a PFIC in which it owns stock as a "qualified electing fund" (a "QEF") in the first taxable year in which the Company owns the PFIC's stock, (i) the Company would be required to allocate gain recognized upon the disposition of stock in the PFIC and income recognized upon receiving certain dividends ratably over the Company's holding period for the stock in the PFIC, (ii) the amount allocated to each year other than the year of the disposition or dividend payment would be taxable at the highest U.S. tax rate applicable to corporations, and an interest charge for the deemed deferral benefit would be imposed with respect to the tax attributable to each year, and
(iii) gain recognized upon disposition of PFIC shares would be taxable as ordinary income. The Company acquired shares in Omnitel in 1990. The regular deadline for making a QEF election for 1990 was in 1991. In December 1997, new temporary regulations were issued by the Treasury Department, pursuant to which the Company is seeking a ruling from the Internal Revenue Service that would allow the Company to retroactively make the QEF election as described above. No assurance can be given that the Internal Revenue Service will grant such ruling request. If the Company cannot make the QEF election retroactively, on a sale of its Omnitel shares or the receipt of certain dividends from Omnitel, the Company would be subject to U.S. federal income tax and to an interest charge on that tax over its holding period commencing in 1990, as described above.

     If the Company were to make the QEF election, as described above, the Company would be required in each year that the PFIC qualification tests are met to include its pro rata share of the QEF's earnings as ordinary income and its pro rata share of the QEF's net capital gain as long-term capital gain, whether or not such amounts are actually distributed. The Company has not made any QEF election with respect to Omnitel.

RADIO FREQUENCY EMISSION CONCERNS

     Allegations have been made and a number of lawsuits have asserted that serious health risks, including increased incidence of brain cancer and interference with operation of pacemakers, have resulted from the use of portable mobile communications devices. The actual or perceived risks of mobile communications devices could adversely affect the Company through a reduced subscriber growth rate or a reduction in subscribers, reduced network usage per subscriber, the threat of product liability lawsuits, or through reduced financing available to the mobile communications industry. The Company is not insured to mitigate these potential risks.

RISK OF BEING DEEMED AN INVESTMENT COMPANY

     The Company believes that it is not, and after giving effect to the Offerings and the application of proceeds therefrom will not be, an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Company intends to continue its business and conduct its operations so as not to become regulated by the Investment Company Act. If the Commission or its staff were to take the position that the Company was an investment company, the Company could be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Company.

LACK OF MARKETABILITY

     The Convertible Notes were originally offered in March 1998 to a small number of institutional buyers for trading in the PORTAL market. The Registration Rights Agreement does not obligate the Company to keep the Registration Statement of which this Prospectus is a part effective after the second anniversary of the date when the Registration Statement is declared effective, or, if earlier, the date when all the Convertible Notes and the Common Stock issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement. In addition, the Company is permitted by the terms of the Registration Rights Agreement to suspend use of this Prospectus during certain periods and in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The Company does not intend to apply for listing of the Convertible Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance regarding the future development of a market for the Convertible Notes or the ability of holders to sell the Convertible Notes or the price at which such holders may be able to sell their Convertible Notes. If any such market were to develop, the Convertible Notes could trade at prices that may be substantially lower than the initial offering price. There can be no assurance as to the development or as to the liquidity of any trading market that may develop for the Convertible Notes.

     There can be no assurance that the market prices for Company's securities including the Convertible Notes and the Common Stock issuable on conversion thereof will not be subject to substantial fluctuations. Factors such as fluctuations in the operating results of the Company, announcements of technological innovations or events affecting others in the industries in which the Company operates, changes in governmental legislation or regulation, currency and exchange rate fluctuations and general economic conditions may have significant effect on the market prices of its securities, including the Convertible Notes.

ANTI-TAKEOVER MATTERS

     Certain provisions of the Indenture and the indenture governing the Senior Notes may have the effect of delaying or preventing transactions involving a Change of Control of the Company, including transactions in which stockholders might otherwise receive a possible substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

     A Change of Control would require the Company to make an offer to purchase all the Convertible Notes and the Senior Notes, may require the Company to refinance substantial amounts of its indebtedness and would impose other significant obligations on the Company. The inability of the Company to purchase all or some of the Convertible Notes and the Senior Notes for purchase would also constitute an event of default under the Indenture and the indenture governing the Senior Notes, which would have certain adverse consequences to the Company and holders of the Convertible Notes.

     The Certificate of Incorporation of the Company as currently in effect contains certain provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued Common Stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of the Company's incumbent board of directors and its officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices. See "Description of Capital Stock -- Certain Special Provision." In particular, the rights issuable pursuant to the stockholder rights plan of the Company have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board of Directors. The effect of such rights may be to inhibit a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company's stockholders. See "Description of Capital Stock -- Certain Special Provisions -- Stockholder Rights Plan." Under the Company's Certificate of Incorporation, holders of Common Stock and holders of the Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") issued upon exercise of such rights generally vote as a class, with each share of Common Stock being entitled to one vote per share and each share of Junior Preferred Stock being entitled to 100 votes per share. As a result of the provisions of the Certificate of Incorporation and the ownership of the Company, no change of control requiring stockholder approval is possible without the consent of the owners of the Junior Preferred Stock.

NO INTENTION TO PAY DIVIDENDS

     The Company has never paid cash dividends to its shareholders since inception and currently does not intend to pay any cash dividends on its Common Stock for the foreseeable future. The indenture governing the Senior Notes will also restrict payment of dividends. The Company's ability to pay dividends is primarily dependent upon receipt of dividends and distributions from Omnitel and any future owned operating companies in which it may have an ownership interest and over which it may have limited affirmative control. See "-- Holding Company Structure; Minority Interests; Limitation on Access to Cash Flow." The Senior Notes will also restrict payments of dividends. See "Dividend Policy" and "-- Operating Losses."

VOLATILITY OF COMMON STOCK AND CONVERTIBLE NOTES

     The market price of the Company's Common Stock has been subject to volatility and, in the future, the market price of the Common Stock and the Convertible Notes could be subject to wide fluctuations in response to numerous factors, many of which are beyond the Company's control. These factors include actual or anticipated variations in the Company's operating results, earnings releases by the Company and its competitors, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets. These market fluctuations, as well as general economic and market conditions such as recessions or international currency fluctuations, may adversely affect the market price of the Company's Common Stock.

                              CONCURRENT OFFERING

     Concurrently with the consummation of the sale of the Convertible Notes, the Company issued and sold in the Concurrent Offering EURO 235 million aggregate principal amount of its Senior Notes, at a substantial discount to their principal amount, to generate gross proceeds of approximately EURO 147 million, in a transaction exempt from, or not subject to, the registration requirements of the Securities Act. The interest rate on the Senior Notes is 9.50%. The Senior Notes will mature on the seventh anniversary of their issuance, unless previously redeemed. The Senior Notes will be redeemable, in whole or in part, at the option of the Company, at any time after the fourth anniversary of their issuance, at specified redemption prices. Upon a Change of Control, holders of Senior Notes have the right to require the Company to purchase all or any part of the Senior Notes at a purchase price equal to 101% of the Accreted Value (as defined in the indenture governing the Senior Notes) thereon as of the date of purchase, plus Liquidated Damages (as defined in the Registration Rights Agreement), if any. The indenture governing the Senior Notes contains customary restrictions that, among other things, limit the ability of the Company to incur additional debt, to make investments and restricted payments, to grant any liens, and to merge, consolidate or sell all or substantially all of its assets.

     The Senior Notes are senior unsecured obligations of the Company and rank senior in right of payment to all future subordinated indebtedness of the Company, including the Convertible Notes.

                                USE OF PROCEEDS

     The Selling Holders will receive all of the net proceeds from the Convertible Notes sold pursuant to this Prospectus and the Common Stock issuable upon conversion thereof sold pursuant to this Prospectus.

     The Company will not receive any of the proceeds from sales by the Selling Holders of the Convertible Notes or the Common Stock issuable upon conversion thereof.

     The net proceeds originally received by the Company from the Offerings after deducting the underwriting discounts and commissions and expenses of the Offerings, were approximately $239.3 million, of which $202.0 million was used repay borrowings under the Original Notes.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is currently reported on the Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "CCIL." The following table sets forth for the periods indicated, the high and low last sales price, as reported on Nasdaq after giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid on April 14, 1998.

                                                                 HIGH     LOW
                                                                ------   ------
1996
First Quarter...............................................    $26.83   $20.83
Second Quarter..............................................     24.67    21.17
Third Quarter...............................................     23.83    16.50
Fourth Quarter..............................................     22.67    17.00
1997
First Quarter...............................................    $21.83   $17.83
Second Quarter..............................................     22.83    16.08
Third Quarter...............................................     27.67    21.67
Fourth Quarter..............................................     31.67    26.08
1998
First Quarter...............................................    $45.33   $30.58
Second Quarter (through April 13, 1998).....................    $51.50   $46.63

     On April 13, 1998, the closing price for the Common Stock, as reported on Nasdaq, was $50.67 after giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid on April 14, 1998. As of

April 13, 1998, there were approximately 318 record holders of the Common Stock. This figure does not reflect beneficial ownership of shares held in nominee name.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not currently expect to pay any cash dividends on its Common Stock for the foreseeable future. The Company's ability to pay dividends is primarily dependent upon receipt of dividends and distributions from Omnitel and any future owned operating companies in which it may have an ownership interest and over which it may have limited affirmative control. The indenture governing the Senior Notes will also restrict payments of dividends. See "Risk Factors -- Holding Company Structure; Minority Interests; Limitations on Access to Cash Flow."

                                 EXCHANGE RATES

     Both Omnitel and OPI publish their financial statements in lire. The following table sets forth, for the periods indicated, certain information regarding the Noon Buying Rate for lire, expressed in lire per U.S. dollar.

                                                                                         AT PERIOD
                  CALENDAR PERIOD                       HIGH      LOW     AVERAGE(1)        END
                  ---------------                       -----    -----    -----------    ---------
1993................................................    1,726    1,451       1,587         1,718
1994................................................    1,707    1,511       1,605         1,622
1995................................................    1,736    1,569       1,629         1,584
1996................................................    1,602    1,496       1,538         1,519
1997................................................    1,838    1,517       1,700         1,768
1998 (through April 7, 1998)........................    1,828    1,756       1,794         1,817

---------------

(1) Average of the rates for the last business day of each month in the period.

     To the extent the Company obtains financing in U.S. dollars or EUROs and the Company's future commitments to Omnitel are in Italian lire, it will encounter currency exchange risks. Omnitel's revenues will be received in Italian lire. Any devaluation of the lire against the dollar or the EURO may have an adverse effect upon the Company, which may be material.

     Prior to September 1992, the Bank of Italy maintained the value of the lira within the narrow band contemplated by the Exchange Rate Mechanism ("ERM") of the European Monetary System ("EMS"). On September 17, 1992, however, in response to strong downward pressure on the lira against other EMS currencies that continued despite central bank intervention, the Italian Government, in consultation with the Bank of Italy, suspended the lira from the ERM. Following this suspension, the value of the lira immediately declined by approximately 20% against the main EMS currencies. On November 24, 1996, the lira was readmitted to the ERM at a rate of 990 lire per Deutsche Mark as agreed among the Bank of Italy and the central banks of the other nations participating in the EMS. The Italian Government has stated publicly that Italy intends to enter the single European currency in 1999 and has initiated a series of measures to help Italy meet the criteria for entry.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, and as adjusted to reflect the offering of the Convertible Notes and the Senior Notes by the Company and the application of the net proceeds therefrom as if it occurred on such date. See "Use of Proceeds."

                                                              AS OF DECEMBER 31, 1997
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                                   (IN THOUSANDS)
Cash, cash equivalents and marketable securities............  $  84,127     $ 120,348
                                                              =========     =========
Long term debt:
13 1/4% Senior Discount Notes due 2000......................  $ 197,327     $  34,371
9 1/2% Senior Discount Notes due 2005 (denominated in
  EUROs)(1).................................................         --       161,153
6% Convertible Subordinated Notes due 2005..................         --        86,250
                                                              ---------     ---------
          Total debt(2).....................................    197,327       281,774
Shareholders' (deficiency):
     Series preferred stock -- $0.01 par value; authorized
      2,500,000 shares; outstanding none....................         --            --
     Common stock -- $0.01 par value; authorized 25,000,000
      shares; issued and outstanding 16,359,000 shares(3)...        164           164
     Additional paid-in capital.............................     29,821        29,821
     (Deficit)..............................................    (88,754)     (132,486)
                                                              ---------     ---------
          Total shareholders' (deficiency)..................    (58,769)     (102,501)
                                                              ---------     ---------
Total capitalization........................................  $ 138,558     $ 179,273
                                                              =========     =========

------------------------------
(1) EURO denominated Notes converted into dollars at the December 31, 1997 conversion rate of 1.0980.

(2) OPI is required to provide an approximate 219 billion lire ($120.5 million) performance bond that requires payments to the Italian government if OPI fails to meet certain operational targets. The Company's maximum liability under the performance bond is approximately 22.5 billion lire ($12.4 million). See "Risk Factors -- Holding Company Structure; Minority Interests; Limitations on Access to Cash Flow."

(3) After giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid on April 14, 1998. Outstanding shares do not include an aggregate of 3,072,000 shares of the Company's Common Stock issuable upon exercise of options and warrants or approximately 2,159,000 shares of Common Stock issuable upon conversion of the Convertible Notes.

     Except as disclosed herein, there has been no material change in the capitalization of the Company and its subsidiaries since December 31, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial information presented below under the captions Statement of Operations Data for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and Balance Sheet Data as of December 31, 1997, 1996, 1995, 1994 and 1993 were derived from the Consolidated Financial Statements of the Company incorporated herein by reference, which have been audited by Ernst & Young LLP. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto in the Company's 10-K for the year ended December 31, 1997, incorporated herein by reference in this Prospectus.

                                                    FISCAL YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                          1997        1996      1995(1)      1994       1993
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Equity in net loss of Omnitel.........  $  5,521      29,850    $ 14,636    $ 2,421    $    --
General and administrative expenses...     2,997       3,397       3,805      3,394      1,157
Write-off of investments in joint
  venture.............................        --          --         602        481         83
Write-off of deferred costs...........        --          --       1,167        376         --
Depreciation expense..................        15          25          28          9          5
Amortization of investments in joint
  ventures............................       691         691         537         96         --
                                        --------    --------    --------    -------    -------
Operating loss........................    (9,224)    (33,963)    (20,775)    (6,777)    (1,245)
Other income (expense):
  Interest income and other, net......     4,500       5,125       1,963        211        370
  Interest expense....................   (26,625)    (23,330)     (7,230)    (1,848)        --
  Cellular Communications, Inc. fees
     in connection with the bank
     loan.............................        --          --        (101)       (95)        --
  Gain on sale of investment in joint
     venture..........................        --          --      38,901         --         --
                                        --------    --------    --------    -------    -------
Income (loss) before income taxes and
  extraordinary item..................   (31,349)    (52,168)     12,758     (8,509)      (875)
Income tax benefit (provision)........        --       1,200      (5,943)        --         --
                                        --------    --------    --------    -------    -------
Income (loss) before extraordinary
  item................................   (31,349)    (50,968)      6,815     (8,509)      (875)
Loss from early extinguishment of
  debt, net of income tax benefit of
  $794,000............................        --          --      (1,474)        --         --
                                        --------    --------    --------    -------    -------
Net income (loss).....................  $(31,349)   $(50,968)   $  5,341    $(8,509)   $  (875)
                                        ========    ========    ========    =======    =======
Income (loss) before extraordinary
  item per common share:(2)
  Basic...............................     (1.94)      (3.23)        .45       (.56)      (.06)
  Diluted.............................     (1.94)      (3.23)        .38       (.56)      (.06)
Net income (loss) per common share:(2)
  Basic...............................     (1.94)      (3.23)        .35       (.56)      (.06)
  Diluted.............................     (1.94)      (3.23)        .30       (.56)      (.06)
Denominator for income (loss) per
  share calculation:
  Basic...............................    16,177      15,764      15,346     15,141     14,984
  Diluted.............................    16,177      15,764      17,713     15,141     14,984
OTHER DATA:
Ratio of earnings to fixed
  charges(2)..........................        --          --       1.6:1         --         --

                                                         AS OF DECEMBER 31,
                                       -------------------------------------------------------
                                         1997        1996      1995(4)       1994       1993
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency).........  $ 81,992    $ 79,392    $ 75,840    $(24,575)   $11,417
Investment in joint ventures.........    52,151      58,363      44,726      28,856      1,081
Total assets.........................   140,714     146,307     175,290      38,301     13,545
Bank loan payable....................        --          --          --      29,980         --
Long-term debt.......................   197,327     172,052     149,869          --         --
Shareholders' equity (deficiency)....   (58,769)    (28,561)     21,167       6,774     13,148

------------------------------
(1) 1995 includes a gain on sale of investment in joint venture of $25,286,000, net of tax of $13,615,000 ($1.43 per common share) and a charge of $1,474,000, net of income tax benefit of $794,000, from early extinguishment of debt (($0.08) per common share).

(2) After giving retroactive effect to the 3-for-2 stock split by way of a stock dividend, which was paid on May 13, 1994 and the 3-for-2 stock split by way of stock dividend paid on April 14, 1998.

(3) Fixed charges consist of interest expense, including capitalized interest, and amortization of fees related to debt financing. The fixed charges coverage deficiency amounted to $31.3 million, $52.2 million, $10.5 million and $0.9 million for the years ended December 31, 1997, 1996, 1994, and 1993, respectively.

(4) In 1995, the Company issued $281,571,000 aggregate principal amount of 13 1/4% Senior Discount Notes due 2000 at a price to the public of 52.783% or
    $148,622,000.

The Company did not declare or pay any cash dividends during the years indicated.

                                    BUSINESS

GENERAL

     The Company was incorporated in 1984 to own and operate cellular telephone systems in various markets. Beginning in 1988, the Company entered into joint ventures to pursue opportunities in wireless communications businesses outside of the United States. The Company currently holds a 14.667% interest in Omnitel, a strategic joint venture which holds a 70% interest in and directs the management of OPI, a joint venture which has been awarded one of two national cellular telephone licenses for Italy using the GSM technology, the digital technology for cellular telephone systems that all European Union countries have agreed to adopt as a common standard. The Company through its 14.667% interest in Omnitel, holds an approximate 10.267% interest in OPI.

     In March 1994, the Italian Government announced that OPI was selected by the Italian Government as the licensee of Italy's second GSM cellular telephone license (the "License"). The other joint venturers in Omnitel are OliMan Holding B.V. ("OliMan"), a joint venture currently owned 75% by Ing. C. Olivetti & C., S.p.A. ("Olivetti") and 25% by Mannesmann A.G., Bell Atlantic International, Inc. ("Bell Atlantic") and Telia International AB ("Telia") (collectively, the "Omnitel Corporate Partners"). Pronto Italia, which holds a 30% interest in OPI, consists of AirTouch, Mannesmann and several smaller partners (together with the Omnitel Corporate Partners, the "Corporate Partners"). To date, several of the Corporate Partners have separately participated in the design, construction and operation of GSM cellular networks in over 10 countries and have built GSM networks which now serve several million subscribers. At present, neither Omnitel nor OPI is an Affiliate (as defined) of the Company.

     The Company believes that OPI's launch as Italy's second mobile telecommunications operator has been one of the most successful in wireless history. Since the start-up of its GSM system in December 1995, OPI has not only achieved comparable coverage with its much larger and longer established competitor, but has attracted over 2.5 million subscribers. As of December 31, 1997, management believes that OPI had approximately 30% of the GSM market and 21% of the total cellular market in Italy, with its cellular network covering over 95% of the Italian population. In the quarter ending June 30, 1997, OPI generated positive EBITDA for the first time.

     The Company continues to review telecommunications opportunities in Europe from time to time.

OMNITEL AND OPI

     GENERAL. In February 1994, Omnitel and Pronto Italia entered into an agreement to jointly form OPI as their combined applicant for the second GSM license in Italy. The License is for a period of 15 years, ending January 2010. OPI and TIM are currently the only licensed GSM cellular network operators in Italy. A third mobile communications license will reportedly be awarded by May 1998, although it has not yet been decided whether the license will be exclusively DCS-1800 or whether it may include some GSM-900 spectrum.

     OPI has entered into a license agreement with the MOC which defines the rights and obligations of OPI relating to the License. The License grants OPI access to 10.8 MHz, corresponding to 27 two-way 200 KHz radio channels, and authorizes OPI to provide digital cellular telephone service as well as other related value added services, such as voice mail, weather and sports reports. OPI subsequently received 14 more two-way 200 KHz channels (5.6 MHz of spectrum). Pursuant to the License, OPI was required to activate cellular telephone service to cover at least 40% of Italian territory and all Italian regional capitals within 18 months of the License grant, and 70% of Italian territory and 90% of the Italian population within five years of the License grant. The License also sets forth service quality standards, such as requiring that OPI's failure rate for attempted calls over its network be 5% or less, that OPI route its international traffic through the switching centers of the Italian PSTN (prior to January 1, 1998) and that OPI pay established fees for local and international wireline service.

     OPI paid a fee of 750 billion lire (approximately $412.8 million) to the Italian government following the grant of the License, although in response to EU pressure to encourage a fair and competitive communications market, OPI has since received 60 billion lire from TIM. See "Business -- Government Regulation --

European Union Telecommunications Law." Throughout the term of the License, OPI is required to pay a royalty fee to the Italian government equal to 3.5% of OPI's annual sales, net of amounts paid to public wireline telephone operators for their services. OPI agreed to pay royalties to the MOC in amounts that are not less than 1.7 billion lire for 1995 ($0.9 million); 8.2 billion lire for 1996 ($4.5 million); 25.4 billion lire for 1997 ($14.0 million); 51 billion lire for 1998 ($28.1 million) and 77.1 billion lire for 1999 ($42.4 million), subject in each year to reduction only due to any proportionate reduction of the royalty percentage to less than 3.5%, and has made such payments for 1995 and 1996.

     As a result of the License award, the Company has made capital contributions of 152.5 billion lire (an aggregate of $96.8 million at the exchange rates in effect at the time of each contribution) to Omnitel in order to fund the Company's 10.267% share of the capital requirements of OPI. It is expected that no further capital contributions will be required under the currently approved business plan, except for the subordinated credit facility of 70 billion lire that the Omnitel board of directors agreed to make available to OPI under certain circumstances.

     MARKET OVERVIEW. Italy is the largest and fastest growing cellular market in Europe with 11.7 million subscribers at year end 1997. The number of Italian cellular subscribers has grown rapidly since a predecessor to TIM commenced full 900 MHz analog cellular service in 1990. TIM commenced limited operation of a GSM system late in 1992 and launched full marketing of its GSM system in April 1995, with OPI following in December 1995.

     The growth in demand for cellular telecommunications, spurred by declining cellular telephone equipment and service prices, an increased awareness of the benefits of cellular communications, distribution through widespread channels and expanded network coverage and capacity, has been accompanied by transition to digital systems and development of advanced wireless communications technologies. Complementing such technological developments, the Italian telecommunications market has undergone a process of deregulation and liberalization and has become an increasingly competitive market. OPI has capitalized on this rapid growth and developed and executed a business plan that resulted in one of the most rapid wireless start-ups in history. In developing its market plan, OPI viewed current market conditions in Italy as characterized by mediocre calling quality, relatively high access costs and poor customer service. OPI's business plan successfully addressed these major weaknesses.

     The Company believes Italy represents an attractive environment for the provision of wireless communications services due to the following factors:

     - Italy's population of 58 million, concentrated in over 13 metropolitan areas, is the fourth largest in Europe;

     - Italy has the third largest economy in Europe in terms of GDP, behind only Germany and France, while ahead of the U.K.;

     - Italy's favorable demographic characteristics which include a per capita income of over $18,000;

     - The Italian economy is characterized by large numbers of small and medium size businesses which, in the United States, have been heavy users of cellular services;

     - Cellular service currently being provided in Italy has been rapidly accepted by both business and residential customers; and

     - Favorable EU and Italian regulations and oversight resulting from the EU mandate to encourage a fair and competitive telecommunications market.

     The Company believes OPI is well-positioned versus TIM in providing wireless communications services due to the following factors:

     - The Corporate Partners' experience in the management of cellular systems;

     - The quality of OPI's network, which has been designed for handheld telephone coverage; and

     - OPI's business strategy, a core part of which is to provide superior levels of customer service.

ITALIAN TELECOMMUNICATIONS INDUSTRY

     OVERVIEW. Until recent years, most telecommunications services in Italy were provided by the previously government-owned Telecom Italia and its predecessors. Telecom Italia, privatized in October 1997, continues to be the dominant provider of fixed telephony services in Italy. TIM, approximately 60% owned by Telecom Italia, manages and operates the cellular phone service as well as the paging and public radio mobile communications formerly operated by Telecom Italia.

     ITALIAN CELLULAR TELEPHONE INDUSTRY. The cellular telephone industry in Italy initially developed at a slower pace than other European cellular markets. However, Italy was the fastest growing market in Europe in 1997 and mobile telephone penetration in Italy has now surpassed the European average, having exceeded the penetration levels in the United Kingdom, France and Germany. As of December 31, 1997, the Italian penetration rate for cellular telephones was approximately 20.6%, with approximately 11.7 million subscribers. Of these subscribers, approximately 3.4 million used analog-based cellular phones and approximately 8.3 million used GSM phones. The sole cellular operator in Italy for five years prior to OPI entry into the market in December 1995 was TIM. OPI launched commercial services in December 1995. As of December 31, 1997, OPI had approximately 2.5 million subscribers, representing 21% of the total cellular market. Italy again added the most cellular subscribers in Europe in 1997.

     The following table indicates the growth in the number of analog and GSM cellular subscribers in Italy from 1992 to 1997.

                                                         TIM                   OPI
                                             ---------------------------    ---------
         YEAR ENDED DECEMBER 31,             ANALOG (EST.)    GSM (EST.)       GSM         TOTAL
         -----------------------             -------------    ----------    ---------    ----------
1992.....................................        780,800              0             0       780,800
1993.....................................      1,200,800          6,200             0     1,207,000
1994.....................................      2,164,400         75,300             0     2,239,700
1995.....................................      3,396,000        467,000        54,000     3,917,000
1996.....................................      3,795,300      1,910,000       713,000     6,418,300
1997.....................................      3,400,000      5,800,000     2,460,000    11,660,000

     LOCAL TELEPHONE SERVICE. Telecom Italia is currently the dominant provider of local telephone service in Italy. Local telephone service provides the subscriber with a base dial tone and interconnections between local and long distance service.

BUSINESS STRATEGY

     OPI's principal objective is to continue to capitalize on the opportunities it believes are available in the growing and evolving cellular market in Italy. To establish itself as a leading provider of high quality cellular services in Italy, OPI is pursuing the following business strategy:

     OFFER SERVICES TAILORED TO SPECIFIC MARKETS. OPI offers services tailored to the specific needs of several segments in the voice services market, including personal users, small and medium-sized businesses, and large corporations. The products offered to each segment contain various options, services and prices that are designed to meet the specific needs identified within each segment. By more effectively tailoring the package of services offered to customers' actual needs, OPI believes that customers perceive a higher value being delivered in relation to the cost, are more inclined to use cellular services and have higher levels of product satisfaction.

     CONSTRUCT A HIGH CAPACITY, FLEXIBLE NETWORK. By building a high capacity, technologically advanced cellular network, OPI commenced operations with an infrastructure that was capable of handling rapid growth in activations and could readily accommodate the implementation of new voice and data products as they were developed. In designing the network, OPI utilized its Corporate Partners' significant experience in designing and building cellular networks to construct a network that can provide efficient and dependable service with a minimum of interruptions. The OPI network was built to take advantage of current digital technology and to provide high quality service. Compared to analog systems, GSM systems provide users with improved sound quality and enhanced security features, as well as Pan-European roaming.

     BUILD CUSTOMER LOYALTY THROUGH SUPERIOR CUSTOMER SERVICE. OPI offers subscribers access to 24-hour, seven days a week customer service providing information regarding territorial coverage, distribution channels, product features and technical troubleshooting. By employing the "best practices" used by OPI's Corporate Partners in their businesses, OPI has raised the quality of customer service offered to the highest levels found elsewhere in Europe and the United States and has differentiated itself from the competition and generated a high degree of customer loyalty.

     INTEGRATION OF TELECOMMUNICATIONS SERVICES. OPI's business plan anticipates the gradual integration in Italy of the wireless and wireline telecommunications markets. OPI has introduced new pricing plans for its GSM service that provide competitive rates with those provided by TIM. In addition, OPI anticipates that this convergence will also result in some integration of the wireless and wireline telecommunications networks that provide services to customers.

SERVICES OFFERED BY OPI

     VOICE SERVICES. OPI offers various tariff plans and service packages targeting individual market segments and tailored to address different usage patterns. Each package includes certain standard functions and offers a variety of optional services. In addition, OPI may offer installment payment plans for purchasing cellular telephones for business customers. OPI is continually developing a wider range of value added service features, which management believes will stimulate subscriber usage and provide additional sources of revenue. Services currently offered to subscribers include international roaming, voice mail, call waiting, call on hold, call forwarding, and short-messaging services.

     Subscribers are charged, depending upon the plan, a one-time connection fee, a monthly basic charge and traffic fees per minute. The rates OPI may charge for cellular services are not subject to government tariffs establishing minimum or maximum prices.

     In October 1997, OPI introduced "Rete Aziendale Mobile" (RAM), a virtual private network service using its intelligent network platform, allowing it to offer corporate users special low rates for calls within predefined closed user groups, as well as quick four digit dialing within these groups (as on a PBX).

     TELEPHONE EQUIPMENT AND TERMINALS. OPI and its distribution channels offer customers GSM cellular telephones with a broad range of optional features. Business customers may purchase GSM telephones through OPI on an installment plan.

MARKETING STRATEGY

     OPI's marketing strategies are designed to build upon its competitive strengths in order to increase OPI's market share and revenues by expanding its subscriber base, maximizing usage and revenue per subscriber and minimizing churn. OPI's marketing objective continues to be to create demand for cellular voice and data transmission services and to attract subscribers by targeting the needs of various market segments and providing superior service and reliability, rather than competing principally on the basis of price. OPI generates demand through innovative pricing and features, distribution, advertising and marketing of cellular telephone service and by introducing significant improvements in the quality of customer service and the cellular telephone network.

     DISTRIBUTION. OPI's objective is to maintain a cost-effective distribution network that maximizes its ability to distribute products and services to each of the voice and data market segments it has identified. OPI uses both indirect channels (such as existing third-party sales or distributorship organizations) and direct channels (such as large account direct sales teams, proprietary stores under franchising agreements and cellular "promoters" who are independent agents affiliated with OPI).

     OPI has arrangements with over 2,000 independent dealers who target both small businesses and the personal market segment. OPI's large accounts teams target the top companies in Italy and contact the potential high usage customers within these organizations. OPI's cellular promoters target small to medium-sized businesses and, in certain circumstances, larger organizations. Cellular promoters include individuals and organizations that are already active in marketing business communications products. Finally OPI's network of 42 franchised stores serves both business and retail/consumer markets.

     ADVERTISING. OPI uses a combination of direct marketing, trade advertising and retail advertising, along with promotional campaigns aimed at OPI's distributors, to promote OPI's services. OPI advertises in newspapers and periodicals as well as on television and maintains retail points of presence in important shopping areas and in airports. Through its advertising efforts, OPI seeks to promote a recognizable image of OPI's services with consumers, emphasizing OPI's proximity to the customer in every aspect of the services provided and demonstrating the opportunities and advantages that GSM cellular service can offer in both their business and personal lives.

CUSTOMER SERVICE

     The Company believes that superior customer service is vital to achieving its objective of becoming a leading cellular telephone and data transmission service provider in Italy. OPI attracts and retains customers by providing a high level of service in the key areas of customer assistance and maintenance, billing and fraud prevention. OPI's customer service operations utilize state of the art technology and are operated by well trained staff. OPI continually expands the capacity of its customer service operations to keep pace with subscriber growth.

     CUSTOMER ASSISTANCE AND MAINTENANCE. OPI provides a full range of customer services from the point of sale onward, including customer inquiry helplines, regional service centers and on-line assistance to customers with respect to billing and technical difficulties, service inquiries, the use and repair of equipment and other aspects of OPI's network operations. OPI provides its customers with a universal number to permit dialing from any location in Italy to call a customer service center that provides 24-hour service. This provides customers with quick, "one-stop" service and a single contact point for help in solving their cellular telephone and data transmission problems.

     BILLING. OPI provides its subscription customers with easy to read bills that are sent out bi-monthly. For customers who require detailed bills, OPI offers several billing options.

     PREPAID SERVICES. The majority of OPI's subscribers do not receive bills because they are prepaid subscribers. These subscribers purchase "airtime" in advance in the form of cards with unique codes. These codes, when input into OPI's customer friendly user-interface, increase a subscriber's balance, which is then continuously displayed on the telephone's LCD screen. In 1997, OPI introduced the first rechargeable GSM card that can be used to make international calls from Italy and can be used abroad.

CELLULAR TELEPHONE TECHNOLOGY

     GSM AND DCS-1800. GSM is a digital technology for cellular telephone systems that all European Union ("EU") countries (and many countries outside the EU) have agreed to adopt as a common standard. Commercial launch in several European countries commenced in 1992 and by the end of 1997 there were approximately 41.2 million GSM (900 MHz) subscribers in Western Europe, an increase of 100% over 20.6 million subscribers at the end of 1996. Because of the popularity of the GSM standard and the recent rapid growth in GSM subscribers, the Company believes that GSM telephones will continue to decline rapidly in price. The GSM system is designed to allow subscribers to use their cellular telephones and automatically receive calls throughout Europe and, in theory, wherever GSM technology has been adopted. Over 100 countries, including virtually all countries in Western Europe, have issued or propose to issue GSM licenses. The GSM standard has also been adapted to the 1,800 MHz range and many European countries have issued or will issue one or more of these so-called "DCS1800" licenses. DCS-1800, because of its technical characteristics, is better suited for an urban setting.

     Because of the digital nature of the technology, GSM technology offers significantly increased capacity, better voice quality and improved privacy than existing analog systems. In addition, GSM data is contained on a subscriber identity module card ("SIM Card" or "Smart Card") which can be transferred from one cellular telephone to another. This feature greatly increases the possibilities for distributing GSM services by eliminating the need for all distribution points to stock telephones. GSM also provides for such advanced value-added features as short messaging service (which provides an alphanumeric display of short messages), caller ID (which displays the calling number) and other data services. An example of the innovative usage of these features to increase penetration has been OPI's use of the short messaging service to provide its prepaid subscribers with a real time account balance.

     GSM has also been designed to offer various technical solutions to prevent fraud and misuse, such as authentication, together with anonymity and encryption (the transformation of information from a readily recognizable system of coding to an encoded or enciphered system of coding, or vice versa) of the signal so that conversations cannot be easily intercepted.

     OPERATING CHARACTERISTICS. The cellular telephone industry is typically characterized by high fixed costs and low variable costs. Until technological limitations on total capacity are approached, additional cellular telephone system capacity can normally be added in increments that closely match demand and at less than the proportionate cost of the initial capacity. The industry has also recently experienced decreasing equipment prices. The amount of profit, if any, under such circumstances is dependent on, among other things, prices and variable marketing costs, which in turn are affected by the amount and extent of competition.

NETWORK DESIGN, CONSTRUCTION AND PERFORMANCE

     Quality and geographic coverage of the network are key factors in the distribution of cellular telephone service. OPI has constructed a high capacity, technologically advanced cellular network. The irregular topography, including many tunnels and mountains, near some of Italy's most important cities requires OPI to implement special network designs to avoid interruptions of calls.

     NETWORK DESIGN. The basic element of OPI's GSM network are its base stations, the interface between the user's telephone and the network. The base stations house radio transmission and reception equipment and performs signal processing activities when interfacing with the signal. Each base station has substantial fixed costs which include the cost of purchasing or leasing land, constructing the facility, installing adequate power supply, installing adequate security systems and constructing and maintaining the equipment, towers, cabling, antennae or other related costs. As of December 31, 1997, approximately 2,400 base stations had been installed. OPI plans to install an additional 1,300 base stations in 1998.

     Cellular traffic is collected from a number of base stations and routed to a Base Station Controller ("BSC"). The BSCs allocate radio channels among base stations, manage intra-BSC handoffs among the base stations and interface with the 23 Mobile Switching Centers ("MSC"). OPI plans to install an additional 13 MSCs in 1998. The MSCs will provide the connection between OPI's GSM network and Telecom Italia's fixed network. MSCs will be located near Telecom Italia's switching centers to reduce the costs of accessing the PSTN. Interconnection of the various elements of OPI's network has generally been accomplished using lines leased from Telecom Italia. However, where appropriate and cost effective, OPI intends to develop its own transmission capabilities or utilize third party links.

     In 1997, OPI installed an Intelligent Network Platform, which allows for the rapid creation and implementation of advanced network features (such as closed user group four digit dialing).

     BASE STATION CONSTRUCTION. The process of obtaining appropriate sites requires that OPI personnel coordinate, among other things, site-specific requirements for engineering and design, leasing of the required space, obtaining all necessary governmental permits, construction of the facility and equipment installation. OPI has utilized software systems developed by its Corporate Partners to assess the feasibility of new various sites so that network design and site development are coordinated to the maximum extent possible.

     COVERAGE AND PERFORMANCE OBJECTIVES. The network is designed to perform with less than 2% of calls interrupted during peak periods, including less than 1% of interruptions in the connection between MSCs and the fixed network, and with system availability of 99.94% during daytime hours. OPI selects appropriate cell sites and alternative cell sites so as to reduce voice alteration and call interruption resulting from signal attenuation or interference due to Italy's irregular topography. These coverage and performance objectives, if attained, will exceed the mandates contained in the License, which required coverage by OPI of at least 40% of Italian territory and all regional capitals during 1996 and require coverage of 70% of Italian territory and 90% of the Italian population by the fifth anniversary of the License grant.

     OPI awarded Nokia Telecommunications ("Nokia") a contract for the initial and secondary phases of construction of its GSM network.

     ROAMING AGREEMENTS. Roaming allows OPI's customers to receive and make international, local and long distance calls while traveling outside of Italy. OPI has negotiated roaming agreements with over 70 operators in more than 50 countries, enabling subscribers to make and receive calls abroad.

     PERFORMANCE BOND. OPI has provided an approximate 219 billion lire ($120.5 million) performance bond to the Italian government linked to OPI's meeting certain performance goals relating to territory coverage, investment, employment and payment of license fees. Specifically, OPI was required to (i) cover 50% of Italian territory with its cellular network by May 1996 and 98% by May 1998,
(ii) invest 969 billion lire ($533.3 million) by May 1996 and 1,552 billion lire ($854.2 million) by May 1998, (iii) employ 1,163 people by May 1996 and 2,686 people by May 1998, (iv) pay royalties to the MOC in amounts that are not less than 1.7 billion lire for 1995 ($0.9 million); 8.2 billion lire for 1996 ($4.5 million); 25.4 billion lire for 1997 ($14.0 million); 51 billion lire for 1998 ($28.1 million) and 77.1 billion lire for 1999 ($42.4 million), subject in each year to reduction only due to any proportionate reduction of the royalty percentage to less than 3.5% and (v) maintain the declared stockholding majority of OPI until February 1, 2000. OPI is subject to monetary penalties for failing to achieve such goals. Performance goals have been achieved to date, and although no assurance can be given, the Company believes the future performance goals are achievable. The maximum liability of the Company under the performance bond would be approximately 22.5 billion lire ($12.4 million), reflecting its proportionate interest in OPI. In addition, the failure of OPI to meet the standards of service (meaning proper use of frequencies, meeting coverage goals, maintaining and interconnecting the networks, and prompt payment of license fees) prescribed in the License and the performance bond could result in loss of the License and have a material adverse effect on OPI and the Company. See "Risk Factors -- Performance Bond Liability."

ARRANGEMENTS WITH TELECOM ITALIA

     FEES AND PRICING WITH TELECOM ITALIA. Pursuant to the License, OPI connects its mobile cellular telephone network to the PSTN. Although Telecom Italia grants OPI discounts on two Mbps leased lines, OPI is negotiating costs for 34 and 155 Mbps leased lines, which will further reduce OPI's interconnection expense. Telecom Italia charges equivalent access fees and provides equivalent access to and pricing of leased lines to each of OPI and TIM. Following a reduction in 1997, OPI's access charges when interconnecting to the PSTN (originally set at 200 lire per minute for all calls) are currently set at 200 lire per minute for inbound calls and 80 lire per minute for outbound calls.

OPI'S CORPORATE PARTNERS

     The Corporate Partners are on the leading edge of cellular technology worldwide. Certain Corporate Partners are involved in standardizing and revising technological specifications of cellular systems in their respective markets and also possess expertise in other international technological areas such as the European Telecommunications Standards Institute, the Universal Mobile Telecommunications System and the International Telecommunications Union. The Corporate Partners include OliMan (75% owned by Olivetti and 25% by Mannesman), Bell Atlantic, AirTouch, Mannesmann and Telia. Olivetti is one of Italy's largest companies and has been involved in the private voice and data communications network industry for over ten years. Bell Atlantic Mobile operates in more than fifteen U.S. states making it one of the largest suppliers of cellular services in the United States. AirTouch is one of the world's largest wireless telecommunications operators. Mannesmann is a subsidiary of Mannesmann AG, one of Germany's ten largest industrial conglomerates and owner of the largest interest in Germany's D2 Private GSM system. Telia was a pioneer in European cellular communications and an initiator of the GSM system. Telia is at present participating in the development of cellular systems in almost 20 different countries, either directly or in collaboration with national telephone operators. None of the Corporate Partners has any obligations with respect to the Notes or (except as otherwise set forth herein) to provide services or financial support to OPI.

COMPETITION

     OPI competes with wireline telephone service offered by Telecom Italia, and the cellular telephone service offered by TIM, as well as with at least one additional wireless license to be granted in 1998 and at least partially with Telecom Italia's recently launched low mobility DECT service. TIM has a significant advantage over OPI in the Italian cellular telephone market, with approximately 9.2 million analog and GSM subscribers as of January 1, 1998. TIM has certain advantages over OPI such as a larger customer base, more operating spectrum and the use of the Telecom Italia name. Many high usage business customers were already TIM cellular customers by late 1995 and remain TIM subscribers. Moreover, OPI may also face significant potential competition from other communications technologies that are being or may be developed or perfected in the future. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

     OVERVIEW. The legal framework for the regulation of the telecommunications sector in Italy has been extensively revised in recent years. This revision has included the liberalization of substantially all telecommunications services, the formation of the Communications Authority, the independent agency to regulate the communications industry, the implementation of the Framework Law, and the adoption of the Telecommunications Regulations by the Italian Government pursuant to Law No. 650 of December 23, 1996 ("Law 650") and Law No. 189 of July 1, 1997 ("Law 189") to implement a number of EU directives in the telecommunications sector. Effective August 1, 1997, the former Ministry of Posts and Telecommunications changed its name to the Ministry of Communications. The Telecommunications Regulations became effective on October 7, 1997.

     The Framework Law in general aims at (i) ensuring the improvement of competition and efficiency in the telecommunications sector; (ii) establishing adequate quality standards; (iii) ensuring access to telecommunications services in a homogeneous manner throughout Italy; (iv) defining a clear and transparent tariff system based on the "price cap" method which will apply to Telecom Italia's fixed public voice telephony services for up to two years from August 1, 1997 and (v) protecting consumers' and users' interests.

     The Telecommunications Regulations contain provisions concerning (i) the granting of general authorizations or individual licenses to provide telecommunications services; (ii) universal service obligations and their financing; (iii) access contributions; (iv) special obligations imposed on operators having significant market power, including the determination of interconnection charges using principles of cost orientation; (v) numbering and number portability; (vi) rights of way; and (vii) the essential requirements that must be complied with in the provision of services and when interconnecting between public telecommunications networks. The Communications Authority is expected to establish detailed regulations governing the telecommunications sector and will monitor their application, while the Ministry of Communications will retain the responsibility for defining telecommunications policy in Italy, and will have the power and authority to grant authorizations and licenses.

     The activities of OPI and TIM are also subject to the terms and conditions of their public operating concessions (the "Public Concessions").

     Other significant telecommunications measures include Law No. 58 of January 29, 1992 ("Law 58"), implementing regulations and the Ministry of Communications decrees principally promulgated with respect to tariffs, and Regulation No. 197 of May 8, 1997, concerning telephone service and subscriptions contracts.

     THE COMMUNICATIONS AUTHORITY. The Communications Authority will consist of a President appointed by the Italian Government through a Presidential decree, a Committee for Infrastructures and Networks, a Committee for Products and Services and the Council. Each of the Committees' members will be selected by the Italian Parliament (four by the Senate and four by the Chamber of Deputies) and appointed through a Presidential decree. Each of the Committees and the Council will be responsible for establishing regulations for their specific areas.

     The Committee for Infrastructures and Networks will be responsible for, among other things, guidelines for allocating radio frequencies relating to telecommunications services; defining objective and transparent criteria for establishing tariffs for interconnection and network access; regulating relationships among telecommunications companies; settling disputes regarding interconnection; and defining the scope of the universal service obligation and the operators subject to it, together with criteria for calculating and sharing its costs.

     The Committee for Products and Services will be responsible for, among other things, issuing guidelines for regulating product quality and conformity with EU directives governing the relationship between companies controlling fixed or mobile telecommunications networks and telecommunications service providers.

     The Council will be responsible for, among other things, adopting regulations establishing criteria for issuing licenses for the telecommunications sector and for TV and radio activities (including cable and satellite broadcasting) pursuant to Presidential Decree No. 318/97.

     The Communications Authority will have investigative powers, as well as the authority to impose sanctions on operators who do not comply with their directives and resolutions. In addition, the Communications Authority will be entitled to propose to the Ministry of Communications the revocation and/or suspension of general authorizations and individual licenses in the event of repeated violations by the holder.

     PUBLIC CONCESSIONS. The Public Concessions of OPI and TIM are embodied in a conventions setting out their obligations relating to the provision of public services (the "Conventions"). Pursuant to these Public Concessions, OPI and TIM were each granted non-exclusive rights for the installation and operation of a mobile telecommunications network for the provision of telecommunications services. The Public Concessions will expire in 2010. OPI and TIM are subject to parallel rules and regulations concerning the provision of GSM services. The services must be rendered in accordance with the terms and conditions set forth in the Conventions, which address, among other matters, radio frequency allocation, commencement of operations, price controls and service requirements. TIM's GSM service commenced operations in April 1995. OPI's service commenced operations on December 7, 1995.

     Specifically, the GSM concessions require each of OPI and TIM:

     - to cover 70% of the Italian national territory and 90% of the population within five years and to provide service in major towns and cities in each of the 20 regions of Italy;

     - to meet certain technical requirements concerning the provision of GSM cellular services to end users;

     - to sign interconnection agreements with Telecom Italia, as the owner of the fixed public network, which were entered into in April 1995;

     - to pay access charges to Telecom Italia for the use of the connected wireline telephone network at an average of 200 lire per minute (reduced to 140 lire per minute for all calls as of June 6, 1997 and, as of August 1, 1997, 200 lire per minute for calls incoming to the mobile network from the fixed network and 80 lire per minute for calls incoming to the fixed network from the mobile network); and

     - to deliver to the MOC, upon request, data and information on their business operations, as well as copies of their audited financial statements and to observe certain criteria of accounting separation in relation to the GSM services performed.

     The duration of the GSM concessions is 15 years, commencing on February 1, 1995.

     As set forth by the Conventions, each licensee's corporate purpose shall be exclusively the research, design, realization and operation of radiomobile networks and related services, including rental and sale of telephone software, equipment and appliances, provided that such ancillary activities do not interfere with the provision of GSM service and the sound management of the licensee. Each of the licensees is required by the relevant Convention to maintain its registered office, and technical and administrative headquarters in Italy.

     The OPI Convention further provides that at least 60% of the OPI share capital as declared at the time the license was granted be maintained in its entirety by the relevant shareholders for at least five years as from the date of granting of the License.

     The Conventions expressly state that the licenses cannot be transferred or assigned, in whole or in part, for any reason whatsoever, unless the MOC has granted its prior consent. Moreover, upon occurrence of certain material breaches by the licensees, the MOC may revoke the licenses.

     The settlement of any controversy arising from the construction, validity and performance of the Conventions, to the extent an amicable settlement cannot be reached within 30 days from the date on which one of the parties has invited the other to negotiate, shall be remitted to the exclusive jurisdiction of an arbitration tribunal consisting of five members, two of whom shall be appointed by the MOC, two of whom shall be appointed by the relevant licensee and the remaining member shall be appointed by the State Council. The arbitration tribunal shall sit in Rome and shall decide at law on the basis of Italian substantive and procedural laws.

     The OPI Convention calls for the issuance by OPI of a performance bond linked to OPI's meeting certain performance and investment goals. OPI would be subject to monetary penalties for falling to achieve such goals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     OPI and TIM have licenses to provide mobile telecommunications services using the advanced DCS-1800 digital technology, subject to the MOC granting access rights to the required frequencies for the provision of such services. Pursuant to Law 189, the MOC is expected to grant such frequencies to the GSM operators during 1998 and to license a third operator to provide such service in 1998. Picienne Italia S.p.A. (the joint venture among Mediaset S.p.A., British Telecommunications, Italgas S.p.A., ENI S.p.A., Banca Nazionale del Lavoro S.p.A. and Telenor) and Wind Telecomunicazioni S.p.A. (a consortium including Deutsche Telekom A.G., France Telecom and ENEL S.p.A.), have both indicated their intention to bid for the third DCS-1800 license.

     The Telecommunications Regulations provide that by January 1, 1999 the existing Public Concessions will have to be modified in conformity with the new regulatory framework.

     TARIFF AND PRICING POLICY. GSM prices are established autonomously by each of OPI and TIM, taking into account, among other factors, structure and levels of prices/tariffs for interchangeable services (analog mobile services and basic telephony services) and the policies of the main European operators, subject only to the obligation to give the MOC or the Communications Authority, as applicable, 30 days' notice of changes in prices. The licensees may not apply discriminatory contractual conditions to the various end consumers, except that the right to apply special conditions to particular categories of customers may be granted by the MOC.

     EUROPEAN UNION TELECOMMUNICATIONS LAW. Italy is a member of the EU and, as such, is required to implement the directives issued by the EU. Although directives must be incorporated into domestic legislation to be fully effective, a directive or certain provisions of a directive may take effect automatically in a member state (a "Member State") on the prescribed deadline if it is sufficiently clear and specific, even if it is not formally adopted by such member State by the prescribed deadline. If a directive is not formally implemented by the prescribed deadline, the only remedy available for an interested party is to seek damages against the Member State. Italy is also the addressee of various EU resolutions, recommendations and communications, which are not legally binding, although politically important.

     In June 1990, the European Commission adopted a Directive on Competition in the Markets for Telecommunications Services ("EU Directive 90/388"), which opened to competition telecommunications services other than fixed public voice telephony services. In particular, EU Directive 90/388 required the liberalization of circuit and packet switched data transmission, in accordance with regulations promulgated by each national regulatory authority. When initially issued, EU Directive 90/388 did not apply to radio mobile services or to satellite services. As discussed below, subsequent amendments to EU Directive 90/388 extended its terms to cover such services. EU Directive 90/388 was formally implemented in Italy by Decree 103.

     On January 16, 1996, the European Commission adopted EU Directive 96/2, liberalizing mobile telecommunications services within the EU (the "Mobile Telecommunications Directive"). The most important elements of the Mobile Telecommunications Directive implemented by Law 189 are the following:

     - Mobile telecommunications operators are authorized to construct their own infrastructure for the mobile network or to utilize infrastructure owned by third parties.

     -  Direct interconnection among mobile networks is to be guaranteed.

     - The number of licenses for mobile telecommunications systems may only be limited on the basis of essential requirements and in case adequate frequencies are not available.

     - The conditions for granting licenses for access to frequencies and for interconnection to the fixed public telephony network shall be regulated with transparency, proportionality and non-discrimination.

     The EU competition rules have the force of law in the Member States and are therefore applicable to OPI's operations in the telecommunications market. The main principles of the EU competition rules are stipulated in Article 85 of the EC Treaty. Article 85 prohibits collusive behavior between competitors which may effect trade between Member States and which restricts, or is intended to restrict, competition within the EU. These rules are enforced by the European Commission in cooperation with the national competition authorities, including the Italian Antitrust Authority. In addition, the national courts have jurisdiction to litigate violations of EU competition law.

     In a decision dated October 4, 1995, the European Commission antitrust bureau found that the fact that OPI was required to pay the 750 billion lire ($412.8 million) license fee was unfair and discriminatory and undermined the capability of OPI to effectively compete with Telecom Italia, which was not asked for any money contribution in connection to the granting of its license from the MOC. As a result, the European Commission antitrust bureau's 1995 decision stipulated that TIM must compensate OPI in the amount of 60 billion lire. In October 1997, following a letter by Mr. Karel Van Miert, the chief of the European Commission antitrust bureau, to the Italian Telecommunications Minister expressing concern over the delay in implementing the package of corrective measures regarding mobile telephony in Italy, TIM made a compensation payment to OPI of approximately 60 billion lire. However, TIM is disputing the basis for such payments and has recently filed an action seeking to have the 60 billion compensation payment nullified.

THE OMNITEL AGREEMENT

     The Company, OliMan, Bell Atlantic and Telia have entered into an agreement (the "Omnitel Agreement"), that contains provisions governing the relationship between them, including, but not limited to, provisions relating to the governance and financing of Omnitel.

     CAPITALIZATION. Any new capital calls must be unanimously agreed to by the Omnitel board of directors. Unless a coventurer otherwise consents, its financial liability with respect to a capital call or any other commitment to provide funds to Omnitel shall be limited to its pro rata ownership interest therein.

     MANAGEMENT OF OMNITEL. The Omnitel board of directors consists of nine members, with one member designated by each of the Company and Telia, two members designated by Bell Atlantic and five members initially designated by OliMan, with OliMan designating the chairman of the board of directors. The presence and unanimous affirmative vote of at least two of the members of the board of directors designated by OliMan and of all the other members of the Board is required for any actions, decisions or determinations relating to the following, among others:

          (i) the formation of any subsidiary company or entering into any joint venture or other similar arrangement;

          (ii) the issuance or redemption of any shares, bonds or other securities of Omnitel;

          (iii) the acquisition of shares of or any interest in any corporation or the creation of any partnership, consortium or other legal entity of which Omnitel is or will be a partner, member or similar participant;

          (iv) the adoption or amendment of Omnitel's annual budget or future business plan;

          (v) any merger, consolidation or amalgamation with or into any other company or corporation or the sale or disposition of certain franchises or licenses;

          (vi) the engagement in certain businesses outside the scope of Omnitel's "object";

          (vii) the declaration or payment of dividends or the making of any other distribution to shareholders;

          (viii) the voluntary liquidation, dissolution or termination of Omnitel;

          (ix)   the amendment of Omnitel's by-laws;

          (x) the initial appointment of the independent auditors, and of the outside counsel to Omnitel; and

          (xi) the increase or decrease of the number of members of the Omnitel Board.

     The presence of at least two members of the Board designated by OliMan and at least all but one of the other members of the Board and the affirmative vote of at least two of the members of the Board designated by OliMan and at least all but one of the other members of the Board are required for any actions, decisions, or determinations of the Omnitel Board (including, without limitation, a determination to present such matters or proposals to the shareholders of Omnitel) relating to any of the following matters or proposals:

          (i) except as specifically provided for in the annual budget and future business plan, the lease, acquisition or disposition of any assets in a transaction or in a series of related transactions having a value in excess of 300 million lire ($165,000);

          (ii) the appointment, granting of powers, dismissal and determination of the remuneration of the Chairman, the Managing Director or the principal executive officers of Omnitel;

          (iii) any change in the independent auditors, and of the outside counsel to Omnitel;

          (iv) subjection of the property or assets of Omnitel to any mortgage, lien, pledge, claim or judgment except in the ordinary course of business;

          (v) the extension of loans or guarantees to or on behalf of third parties except in the ordinary course of business in amounts not to exceed in the aggregate 300 million lire ($165,000) or individually 100 million lire ($55,000) annually,

          (vi) the incurring of indebtedness for borrowed money except in the ordinary course of business in amounts not to exceed in the aggregate 1.0 billion lire ($550,000), or individually 500 million lire ($275,000) annually;

          (vii) enter into, amend or terminate any transaction with any venturer or affiliate of any venturer in which the value of the goods and/or services to be purchased, sold or leased (including compensation or reimbursement for employees made available to the venturer) would exceed 25 million lire ($14,000) in a transaction or a series of related transactions; and

          (viii) the acceptance of any terms and conditions necessary to obtain and/or renew a license.

     For any actions, decisions or determinations of the Board which require the unanimous decision of the Board, the Omnitel venturers, as shareholders of Omnitel, agreed to vote in conformance with the Board's determination whenever a resolution of the Shareholders' Meeting is also required. The venturers also agreed, as shareholders of Omnitel, not to vote in support of any action or decision which requires a unanimous or supermajority decision of the Board as described above, unless the Board has first considered such action or decision and the required affirmative vote of the members of the Board for such action or decision has been obtained.

     The By-laws of Omnitel require only the affirmative vote of 75% of the members of the Board of Directors to approve the actions described above as unanimous actions. If such an action were approved by 75% of the Board of Directors, but not consented to by the Company as required by the Omnitel Agreement, the Company might not be able to obtain injunctive relief under Italian law.

     CERTAIN TRANSFER OF OMNITEL STOCK. A co-venturer may, without the consent of the other co-venturers, transfer its Omnitel stock to its affiliates, other co-venturers or the affiliates of other co-venturers. A co-venturer may not, however, sell, assign, transfer, pledge, encumber or otherwise dispose of any of its Omnitel stock to a party who is not an affiliate, a co-venturer or an affiliate of a co-venturer, without prior written consent of all the other co-venturers. All transfers of Omnitel stock other than to affiliates, other co-venturers or affiliates of other co-venturers are subject to a right of first refusal by the other co-venturers. If more than one co-venturer exercises the right of first refusal, each of the co-venturers may purchase a pro rata portion of such Omnitel stock (based upon the total number of shares owned by all co-venturers exercising the right of first refusal). Such rights of first refusal may be exercised at the price indicated by the transferring co-venturer in a notice that must be sent by the transferring co-venturer to the remaining co-venturers prior to effecting a transfer that gives rise to a right of first refusal. See "Risk Factors -- Holding Company Structures; Minority Interests; Limitations on Access to Cash Flow."

     CHANGE IN CONTROL OF A CO-VENTURER; RIGHTS OF FIRST REFUSAL. If more than 50 percent of the shares of voting securities of a co-venturer (the "Selling Co-Venturer") are transferred to a third party (or parties) that is not an affiliate of the Selling Co-Venturer (an "Omnitel Change in Control"), each co-venturer (a "Buying Co-Venturer") shall have the non-assignable right to purchase all or a pro rata portion (based upon the total number of shares owned by co-venturers exercising such right to purchase) of the Selling Co-Venturer's shares of Omnitel stock at a price indicated by the Selling Co-Venturer. In the event a Buying Co-Venturer objects to the price so indicated, it shall be settled by arbitration. The acquisition of control of any parent company of a co-venturer which owns or operates substantial other businesses or entities in addition to the venture is not deemed to constitute an Omnitel Change in Control.

     REQUIRED SALE UPON DEFAULT IN REQUIRED CAPITAL CONTRIBUTION. If a co-venturer willfully fails to make required capital contributions, the other co-venturers shall have the non-assignable option to purchase such co-venturer's Omnitel stock for a cash price equal to the paid-in-capital represented by such stock.

     ADDITIONAL REQUIRED SALES. The following may also give rise to the granting of a non-assignable option to purchase co-venturer's Omnitel stock at the cash price equal to the paid-in-capital represented by such stock: (i) the failure by a co-venturer to perform any material obligation under the Omnitel Agreement; (ii) the filing of a bankruptcy petition by a co-venturer, or (iii) a willful violation or breach by a co-venturer of any of the covenants in the Omnitel Agreement. If the non-assignable option to purchase a defaulting co-venturer's Omnitel stock were triggered and the defaulting party refused to sell its Omnitel stock, thereby breaching the relevant provisions of the Omnitel Agreement, under Italian law, the Company may face difficulty in becoming the record owner of the Omnitel stock and could thus be forced to bring an action for damages against the co-venturer refusing to comply with such provisions.

     COVENANT NOT TO COMPETE. The co-venturers have agreed that, at all times during which they own Omnitel stock and for two years following the disposition to an unaffiliated third party thereof, they will not engage in the business of building, owning or operating a cellular mobile telephone network or providing mobile telecommunications services (a "Competing Business") in Italy without the consent of Olivetti and at least all but one of the other co-venturers, which consent is not to be unreasonably withheld; provided, however, that a co-venturer may own less than 10 percent of a Competing Business if the co-venturer is not represented on the board and has no active role in the management of the Competing Business. Each of the co-venturers and their affiliates may, however, engage in or possess an interest in any other business in Italy or any Competing Business outside of Italy.

THE OPI AGREEMENT

     Omnitel and Pronto Italia have entered into an agreement (the "OPI Agreement"), that contains provisions governing the relationship between them, including, but not limited to, provisions relating to the governance and financing of OPI.

     CAPITALIZATION. Each of Omnitel and Pronto Italia had originally committed to contribute, pro rata to its holdings, to the capital of OPI an aggregate total not exceeding l,000 billion lire ($550 million) (the "Mandatory Capital Calls"). Such amount has been subsequently increased to 1,450 billion lire ($798 million). In the event that the capital requirements of OPI exceed the Mandatory Capital Calls, Omnitel and Pronto Italia are entitled to subscribe to such additional capital calls but are not obligated to do so.

     SHARE TRANSFERS. Omnitel and Pronto Italia have agreed for a period of five years from the award of the License to be bound by the restrictions on share transfers as required by the License terms. Each of Omnitel and Pronto Italia has undertaken not to transfer any of the shares it holds at any time in OPI except to another party to the OPI Agreement. To the extent that under the terms of the License or any applicable law, or regulation the sale of OPI shares is or becomes permitted only in part, the obligation not to transfer OPI shares shall terminate in the first instance in respect of the shares of Pronto Italia in OPI, and shall expire in respect of the shares held by Omnitel only when the amount of shares that can be transferred exceeds 30% of the capital of OPI. Prior to the grant of the License, the shareholders of Omnitel have offered in a letter to the MOC to collectively maintain at least 86% of the share ownership of Omnitel for the first five years of the License.

     MANAGEMENT OF OPI. The OPI board of directors includes the non-executive Chairman designated by Pronto Italia, the Managing Director and Chief Financial Officer designated by Omnitel and the Chief Technical Officer designated jointly by Bell Atlantic and AirTouch or in the event of their failure to reach agreement in such designation by OliMan. A decision of a Special Majority (which requires the favorable vote of at least one director designated by Pronto Italia) of the Board of Directors is required for the following matters, among others: (i) certain agreements between OPI and any subsidiary of its shareholders or any company in which any shareholder has a direct or indirect voting interest of 25% or more; (ii) adoption by OPI of annual budgets and business plans and material amendments thereto; (iii) investments by OPI in assets in excess in the aggregate of 5 billion lire ($2.8 million); (iv) incurrence by OPI of indebtedness (excluding ordinary bank loans) exceeding 5 billion lire ($2.8 million); (v) granting of loans exceeding 5 billion lire ($2.8 million) to any single party; and (vi) recommendations in respect of the distribution of dividends.

     COVENANTS NOT TO COMPETE. Omnitel and Pronto Italia have agreed that, at all times the OPI Agreement remains in effect and for two years following the termination thereof or until any party ceases to be a party whenever such event may occur, they nor any company directly or indirectly controlled by either of them, or any company which directly or indirectly controls either of them, will not involve themselves or itself, as the case may be, in any way, through participation in excess of 15%, or of 5% as regards quoted companies, in wireless activities in Italy (other than the supply of goods and services to cellular telephone systems) regarding cellular telephony systems which fall within the "object" of OPI. Each of Omnitel and Pronto Italia and their shareholders may, however, engage in any activity (with the exception of PCN services) to which the parties decide not to extend OPI's mission, if their engaging in such activity will not distract resources and commitment from the mission of OPI.

EMPLOYEES

     The Company has 15 full and part-time employees.

PROPERTIES

     The Company leases office space, which is adequate to meet its needs at present from one of its former affiliates, NTL, and is charged for its share of the rent by NTL.

LEGAL PROCEEDINGS

     OPI is engaged in ordinary legal disputes and court proceedings that have arisen in the course of its operations, none of which is expected to have a material adverse effect on its operations. OPI and TIM have each filed lawsuits in Italy against each other involving various competitive matters. See
"Business -- Government Regulation -- European Union Telecommunications Law." In addition, in a currently pending matter, TIM has claimed that OPI had not satisfied a requirement that its network cover at least 40% of the Italian territory at the time of the launch of its commercial services in December 1995, and OPI has counterclaimed seeking damages for TIM's delay in permitting national roaming.

                                   MANAGEMENT

     The directors and officers of the Company and their ages as of February 28, 1998, and positions with the Company are set forth below:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
William B. Ginsberg..................  54    Chairman of the Board, President, Chief Executive
                                             Officer and Director
J. Barclay Knapp.....................  41    Executive Vice President, Chief Operating Officer and
                                             Director
Richard J. Lubasch...................  51    Senior Vice President-General Counsel, Treasurer and
                                             Secretary
Gregg Gorelick.......................  39    Vice President-Controller
Stanton N. Williams..................  36    Vice President-Chief Financial Officer
Sidney R. Knafel.....................  67    Director
Del Mintz............................  70    Director
Alan J. Patricof.....................  63    Director
Warren Potash........................  66    Director

     WILLIAM B. GINSBERG has been President, Chief Executive Officer and a director of the Company from and prior to the Distribution. In April 1994, Mr. Ginsberg was appointed as Chairman of the Company. Mr. Ginsberg had also been President, Chief Executive Officer and a director of CCI since its founding in 1981 until its merger in August 1996 into a subsidiary of AirTouch Communications, Inc. (the "CCI Merger").

     J. BARCLAY KNAPP has been Executive Vice President, Chief Operating Officer and a director of the Company from and prior to the Distribution. Mr. Knapp was also Chief Financial Officer until March 1995. Mr. Knapp was a director and Executive Vice President, Chief Operating Officer and Chief Financial Officer of CCI until the CCI Merger. In addition, Mr. Knapp is a director, President, Chief Financial Officer and Chief Executive Officer of NTL and a director, President and Chief Operating Officer of CoreComm.

     RICHARD J. LUBASCH has been the Company's Vice President-General Counsel and Secretary from and prior to the Distribution. In April 1994, Mr. Lubasch was appointed Senior Vice President and Treasurer of the Company. Mr. Lubasch was Vice President-General Counsel and Secretary of CCI from July 1987 until the CCI Merger. Mr. Lubasch is Senior Vice President-General Counsel and Secretary of CoreComm and NTL.

     GREGG GORELICK has been the Company's Vice President-Controller from and prior to the Distribution. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President-Controller of CCI from 1986 until the CCI Merger. Mr. Gorelick also holds that position at NTL and CoreComm.

     STANTON N. WILLIAMS has been the Company's Vice President-Chief Financial Officer since March 1995. He had been the Director of Corporate Development for the Company from and prior to the Distribution, a title he currently holds at NTL and held at CCI, until the CCI Merger, and at CoreComm until he was appointed Vice President-Chief Financial Officer in 1997. Prior to joining CCI in 1989, Mr. Williams was employed by Arthur Andersen & Co's consulting division.

     SIDNEY R. KNAFEL, a director from and prior to the Distribution, has been Managing Partner of SRK Management Company, a private investment concern, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., NTL, CoreComm and some privately owned companies.

     DEL MINTZ, a director of the Company from and prior to the Distribution, is President of Cleveland Mobile Tele Trak, Inc. and Cleveland Mobile Radio Sales, Inc. and Ohio Mobile Tele Trak, Inc., companies providing telephone answering and radio communications services to Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessor of these companies since June 1967. Mr. Mintz is

President of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before such company was acquired by merger with CCI's predecessor in May 1985. Mr. Mintz is also a director of NTL, CoreComm and several privately owned companies.

     ALAN J. PATRICOF, a director from and prior to the Distribution, is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof also serves as a director of NTL, CoreComm and other privately owned companies.

     WARREN POTASH has been a director from and prior to the Distribution. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since February 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of NTL and CoreComm.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 10, 1998, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid on April 14, 1998 by (i) each executive officer and director of the Company, (ii) stockholders holding 5% or more of the Company's Common Stock, and (iii) all directors and executive officers as a group.

                                                                SHARES BENEFICIALLY    PERCENT OF
  EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS           OWNED(1)           CLASS(2)
  --------------------------------------------------------      -------------------    ----------
William B. Ginsberg(3)......................................         1,016,419            5.92%
J. Barclay Knapp(4).........................................           421,762            2.51
Richard J. Lubasch(5).......................................           154,908               *
Gregg Gorelick(6)...........................................            60,658               *
Stanton N. Williams(7)......................................           147,450               *
Del Mintz(8)................................................           422,456            2.55
Sidney R. Knafel(9).........................................           310,933            1.88
Alan J. Patricof(10)........................................            72,177               *
Warren Potash(11)...........................................            52,876               *
All directors and officers as a group (9 in number).........         2,659,639           14.82
Massachusetts Financial Services Company(12)................         1,871,113           11.33
  500 Boylston Street
  Boston, MA 02116
HBK Investments L.P.(14)....................................         1,057,800            6.41
HBK Finance L.P.(14)
  777 Main Street, Suite 2750
  Fort Worth, TX 76102
President and Fellows of Harvard College(15)................           905,325            5.48
  600 Atlantic Avenue
  Boston, MA 02210
T. Rowe Price Associates, Inc.(16)..........................           855,300            5.18
  100 E. Pratt Street
  Baltimore, MD 21202

---------------

* Represents less than one percent.

(1) Includes shares of Common Stock purchasable upon the exercise of options which are exercisable or become so in the next 60 days ("Presently Exercisable Options").

(2)  Includes Common Stock and Presently Exercisable Options.

(3) Includes 21,750 shares of Common Stock owned by Mr. Ginsberg's wife, as to which shares Mr. Ginsberg disclaims beneficial ownership. Includes 656,673 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

(4) Includes 282,028 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

(5) Includes 187 shares of Common Stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership. Includes 111,784 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

(6) Includes 58,252 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

(7) Includes 111,000 shares of Common Stock subject to stock options granted pursuant to the Option Plan.

(8) Includes 20,740 shares of Common Stock owned by Mr. Mintz's children or by Mr. Mintz's children as trustees for their children, 43 shares owned by Mr. Mintz's wife and 22,876 shares which were purchased by CBDM, Inc., a subchapter "S" Corporation that is owned by the children and grandchildren of Mr. Mintz. Mr. Mintz acts in an advisory capacity to the shareholders of CBDM, Inc. Mr. Mintz disclaims beneficial ownership of all of the shares referenced in this note. Includes

     52,782 shares of Common Stock subject to stock options granted pursuant to the Director Plan and pursuant to certain stock option agreements not pursuant to the plan.

(9) Includes 80,311 shares of Common Stock owned by a trust account for the benefit of a child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership. An additional 80,311 shares are owned by an adult child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership. Includes 52,782 shares of Common Stock subject to stock options granted pursuant to the Director Plan and pursuant to certain stock option agreements not pursuant to the plan.

(10) Includes 117 shares of Common Stock owned by Mr. Patricof's wife, 454 shares owned by, or in trust for the benefit of, Mr. Patricof's children as to which Mr. Patricof disclaims beneficial ownership. Includes 52,782 shares of Common Stock subject to stock options granted pursuant to the Director Plan and pursuant to certain stock option agreements not pursuant to the plan.

(11) Includes 52,782 shares of Common Stock subject to stock options granted pursuant to the Director Plan and pursuant to certain stock option agreements not pursuant to the plan.

(12) Based solely upon a Form 13-G, amendment No. 2, dated February 13, 1998, filed by Massachusetts Financial Services Company.

(13) Based solely upon a Form 13-D, dated March 2, 1998, filed by HBK Investments L.P. and HBK Finance L.P.

(14) Based solely upon a Form 13-G, dated February 12, 1998, filed by President and Fellows of Harvard College.

(15) Based solely upon a Form 13-G, dated February 12, 1998, filed by T. Rowe Price Associates, Inc.

                           DESCRIPTION OF SECURITIES

     Set forth below is a summary of certain provisions of the Convertible Notes. The Convertible Notes were issued pursuant to an indenture (the "Indenture") to be dated as of March 18, 1998, by and between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The following summary of the Convertible Notes, the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. The Indenture and the Registration Rights Agreement can be obtained from the Company upon request. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is part thereof) or the Registration Rights Agreement are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under "-- Certain Definitions" below.

GENERAL

     The Convertible Notes are general, unsecured obligations of the Company, limited in aggregate principal amount to $86,250,000. The Convertible Notes are subordinated in right of payment to all Senior Indebtedness, as described under "-- Subordination" below. The Convertible Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     The Convertible Notes will mature on April 1, 2005. The Convertible Notes bear interest at the rate per annum stated on the cover page of this Prospectus from March 18, 1998, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in cash in arrears on October 1 and April 1 of each year, commencing October 1, 1998 to the persons in whose names such Convertible Notes are registered at the close of business on September 15 and March 15 immediately preceding such Interest Payment Date. Principal of, premium, if any, and interest on, and Liquidated Damages with respect to, the Convertible Notes is payable, the Convertible Notes will be convertible and the Convertible Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     At the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Convertible Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Convertible Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located in New York City.

     The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Indebtedness or Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to Holders of Convertible Notes in the event of a highly leveraged transaction or a change of control of the Company, except to the limited extent described under "-- Repurchase of Convertible Notes at the Option of the Holder Upon a Change of Control" below.

CONVERSION RIGHTS

     Each Holder of Convertible Notes has the right at any time prior to the close of business on the Stated Maturity of the Convertible Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is $1,000 or an integral multiple thereof into shares of Common Stock at the Conversion Price set forth on the cover page of this Prospectus (subject to adjustment as described below). The right to convert a Convertible Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the fifth or second Business Day, respectively, immediately prior to the Redemption Date or Repurchase Date for such Convertible Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

     In the case of any Note that has been converted into Common Stock after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date (other than Convertible Notes called for redemption within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Convertible Notes being surrendered for conversion; provided that no such payment shall be required with respect to interest payable on April 4, 2001. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders that surrender Convertible Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period.

     The Conversion Price will be subject to adjustment in certain events, including (a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of Common Stock (determined in accordance with the Indenture); provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur, (c) certain subdivisions, combinations or reclassifications of Common Stock, (d) any distribution to all or substantially all holders of Common Stock of evidences of indebtedness, shares of Capital Stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the third succeeding paragraph applies), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustments have been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and
(f) the completion of a tender or exchange offer made by the Company or any of its Subsidiaries for Common Stock to the extent that the aggregate consideration, together with (i) any cash and other consideration payable in a tender or exchange offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender or exchange offer. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Price as last adjusted.

     In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the Holders of Convertible Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations".

     The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

     In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Convertible Notes (other than certain changes in par value) or consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Convertible Note then outstanding will, without the consent of any Holder of Convertible Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Convertible Note was convertible immediately prior thereto, after giving effect to any adjustment event; provided, that if the kind or amount of securities, cash and other property is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer or conveyance, any Holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of non-electing shares.

     The Company will use all reasonable efforts to cause all registrations to be made with, and to obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required on the part of the Company in connection with the conversion of the Convertible Notes into Common Stock. If at any time during the two-year period following the date of the original issuance of the Convertible Notes a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Convertible Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Common Stock issued upon conversion of the Convertible Notes ("Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act, and, if a registration statement under the Securities Act is not effective or is otherwise unavailable for effecting resales of such shares at the time of a conversion, the Restricted Shares will bear a legend to that effect. The Transfer Agent for the Common Stock will not be required to accept for registration of transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent. Under certain circumstances, the holders of the Restricted Shares will be entitled to Liquidated Damages during such period. See "-- Registration Rights; Liquidated Damages."

SUBORDINATION

     The Convertible Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness. The Convertible Notes are structurally subordinated in right of payment to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries and Minority Owned Affiliates. At December 31, 1997, on a pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom, the Company would have had approximately $195.5 million of Senior Indebtedness outstanding, and the Company's Subsidiaries and Minority Owned Affiliates would have had approximately $1.4 billion of Senior Indebtedness outstanding. The Indenture will not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or its Subsidiaries or the Minority Owned Affiliates or the ability of the Company to transfer assets or business operations to its

Subsidiaries, subject to the provisions described under "-- Repurchase of Convertible Notes at the Option of the Holder Upon a Change of Control" and "-- Merger, Consolidation or Sale of Assets" below.

     The Indenture will provide that no payment may be made by the Company, directly or through any Subsidiary or Minority Owned Affiliate, on account of the principal of, premium, if any, interest on or Liquidated Damages with respect to, the Convertible Notes, or to acquire any of the Convertible Notes (including repurchases of Convertible Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Convertible Notes, (i) upon the maturity of any Senior Indebtedness, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on and other amounts payable in respect of Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Convertible Note will constitute payment on a Convertible Note and therefore will be subject to the subordination provisions in the Indenture.

     Upon (i) the happening of an Event of Default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Convertible Notes then required to be made or (d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness having a principal amount then outstanding in excess of $10 million or their respective representatives immediately to accelerate the maturity of such Senior Indebtedness and (ii) written notice of such Non-Payment Default being given to the Company and the Trustee by the holders of Senior Indebtedness or their respective representatives (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company, directly or through any Subsidiary or Minority Owned Affiliate, on account of the principal of, premium, if any, interest on or Liquidated Damages with respect to, the Convertible Notes, or to acquire or repurchase any of the Convertible Notes for cash or property, or on account of the redemption provisions of the Convertible Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay to the Holders of the Convertible Notes all regularly scheduled payments on the Convertible Notes that were not paid during the Payment Blockage Period due to the foregoing prohibitions (and upon the making of such payments any acceleration of the Convertible Notes made during the Payment Blockage Period shall be of no further force or effect) and to resume all other payments as and when due on the Convertible Notes. Not more than one Payment Notice may be given in any consecutive 360-day period, unless such Event of Default or such other Events of Default have been cured or waived for a period of not less than 90 consecutive days. In no event, however, may the total number of days during which any Payment Blockage Period is or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 360-day period.

     Upon any distribution of assets of the Company, upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the holders of all Senior Indebtedness will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders of the Convertible Notes are entitled to receive any payment on account of the principal of, premium, if any, interest on and Liquidated Damages with respect to, the Convertible Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders of the Convertible Notes or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Subsidiary or Minority Owned Affiliate (other than Junior Securities) shall be received by the Holders of the Convertible Notes or the Trustee on behalf of the Holders or any Paying Agent at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by such Holders or the Trustee or such Paying Agent, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Convertible Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on, and Liquidated Damages with respect to, the Convertible Notes. The subordination provisions of the Indenture and the Convertible Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder of any Convertible Notes, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Convertible Notes.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its Subsidiaries or a Minority Owned Affiliate or a marshalling of assets or liabilities of the Company, its Subsidiaries and a Minority Owned Affiliate, Holders of Convertible Notes may receive ratably less than other creditors.

REDEMPTION AT THE COMPANY'S OPTION

     The Convertible Notes will not be subject to redemption prior to April 4, 2001 and will be redeemable on and after such date at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' prior notice to each Holder, at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing April 1 of the years indicated below (April 4, in the case of the year 2001), in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption
Date) together with accrued and unpaid interest and Liquidated Damages, if any, to, but excluding, the Redemption Date:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2001........................................................   103.429%
2002........................................................   102.571%
2003........................................................   101.714%
2004........................................................   100.857%
2005........................................................   100.000%

     In the case of a partial redemption, the Trustee shall select the Convertible Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Convertible Notes may be redeemed in part in multiples of $1,000 only.

     The Convertible Notes will not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption (the "Redemption Date"), to the Holder of each Convertible Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest and Liquidated Damages, if any, to be paid. Any notice that relates to a Convertible Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the Redemption Date, upon surrender of such Convertible Note, a new Convertible Note or Convertible Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Convertible Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

REPURCHASE OF CONVERTIBLE NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Convertible Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Convertible Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Change of Control Payment Date (the "Change of Control Payment") in accordance with the procedures as set forth in the Indenture.

     To the extent applicable and if required by law, the Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Convertible Notes in connection with a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment Convertible Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Convertible Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Convertible Notes so accepted together with an Officers' Certificate stating the Convertible Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Convertible Notes so accepted payment in an amount equal to the purchase price for such Convertible Notes, and the Trustee shall promptly authenticate and mail to each holder a new Convertible Note equal in principal amount to any unpurchased portion of the Convertible Notes surrendered, if any; provided that each such new Convertible Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the holders of the Convertible Notes to require that the Company repurchase or redeem the Convertible Notes in the event of a takeover, recapitalization or similar restructuring. Although the Indenture contains several covenants, including the provision described under "-- Merger, Consolidation or Sale of Assets" below, the provisions of the Indenture may not necessarily afford holders of the Convertible Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Convertible Notes.

     The Change of Control purchase feature of the Convertible Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations. that would not constitute a Change of Control under the

Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     As of December 31, 1997, after giving pro forma effect to the Offerings and the use of the proceeds therefrom, the Company had outstanding $195.5 million aggregate principal amount of its Senior Notes that rank senior in right of payment to the Convertible Notes and which also have a Change of Control purchase feature. Each holder of Senior Notes will have the right to require the Company to repurchase all or any part of the Senior Notes upon a Change of Control. See "Description of Certain Indebtedness." The Senior Notes will represent on maturity an aggregate principal amount outstanding of $307.1 million. No assurance can be given that the Company will have sufficient funds to satisfy its obligations to repurchase the Convertible Notes, the Senior Notes and other debt that may become repayable or repurchasable upon a Change of Control. The Company's ability to pay cash to the holders of Convertible Notes pursuant to a Change of Control Offer may be restricted by the provisions of the indenture governing the Senior Notes or limited by the Company's then existing financial resources.

     Credit agreements or other agreements relating to indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Convertible Notes. In such case, the Company's failure to purchase tendered Convertible Notes would constitute an Event of Default under the Indenture. Moreover, the events that constitute a Change of Control under the Indenture may also constitute events of default under future debt instruments or credit agreements of the Company. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of the Company. Any such enforcement may limit the Company's ability to raise cash to repay or repurchase the Convertible Notes.

     For the reasons described in the two immediately preceding paragraphs, there can be no assurance that the Company will be able to repurchase the Convertible Notes upon a Change of Control.

     The Board of Directors of the Company may not, by itself, waive or modify the Change of Control provisions of the Indenture. All the provisions of the Indenture, including the Change of Control provision, may only be waived or modified pursuant to the provisions described under "-- Amendment, Supplement and Waiver" below.

     "Change of Control" means (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) other than a Wholly Owned Restricted Subsidiary of the Company or one or more Permitted Holders,
(ii) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that either (A) immediately after such transaction any "person" or "group" (as so defined) shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors or (B) the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the combined voting power of the securities of the Company ordinarily having the right to vote in the election of directors are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the combined voting power of the securities of the surviving corporation ordinarily having the right to vote in the election of directors, (iii) any "person" or "group" (as so defined) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50 percent of the total voting power of all classes of the voting stock of the Company ordinarily having the right to vote in the election of directors calculated on a fully diluted basis or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office; provided, that no Change of Control will be deemed to occur pursuant to this section if the Convertible Notes have a rating of at least BBB- by S&P or a rating of at least Baa3 by Moody's for a period of at least 30 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of the Convertible Notes are under publicly announced consideration for possible downgrading by the applicable rating agency).

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, person or entity unless (i) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all of the obligations of the Company under the Registration Rights Agreement, the Convertible Notes and the Indenture; pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee and (iii) immediately after such transaction no Default or Event of Default exists.

     The foregoing two paragraphs include a phrase relating to the sale, assignment lease, transfer, conveyance exchange or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.

LIMITATION ON STATUS AS INVESTMENT COMPANY

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, conduct its business in a fashion that would cause it to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940.

REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Convertible Notes are outstanding, the Company will furnish to the Holders of Convertible Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company and, with respect to the annual information only, a report thereof by the Company's certified independent accountants, (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports and (iii) any other information that the Company would be required to disclose pursuant to Section 13 or 15 of the Exchange Act if the Company were required to disclose such information. In addition, following the effectiveness of a shelf registration statement as contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default in payment when due of the principal, or Liquidated Damages (as applicable), of the Convertible Notes at maturity, upon acceleration, repurchase or otherwise; (ii) the failure to pay interest (including Liquidated Damages, if any, under the Registration Rights Agreement) on the Convertible Notes when the same becomes due and payable and the default continues for a period of 30 days; (iii) failure by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to comply for 30 days after notice with any of their obligations described above under the captions "Change of Control"; (iv) failure by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate for 60 days after notice to comply with any of its other agreements in the Indenture or the Convertible Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate or Omnitel or OPI whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (or, in the case of Omnitel or OPI, within 30 days from such date) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more (or, in the case of Omnitel or OPI, $25 million or more); (vi) failure by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate or Omnitel or OPI to pay final judgments of a court of competent jurisdiction aggregating in excess of $5 million (or, in the case of Omnitel or OPI, $25 million), which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or Omnitel or OPI; (viii) revocation of the License or a governmental action that has the effect of preventing OPI from conducting material operations for a period in excess of 180 continuous days.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Convertible Notes may declare all the Convertible Notes to be due and payable immediately, subject to the provisions limiting payment described in "-- Subordination." Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Convertible Notes will become due and payable without further action or notice. Except as provided below in the following paragraph, in the event of any such acceleration of Convertible Notes, the Company will become obligated to pay the principal of, premium, interest or Liquidated Damages, if any, on the Convertible Notes immediately. Holders of the Convertible Notes may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Convertible Notes may direct the Trustee in its exercise of any trust or power.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Convertible Notes prior to the fourth anniversary of the Offering, then the premium specified in the Indenture as to a redemption for the year after the third anniversary of the Offering shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Convertible Notes.

     The Holders of a majority in principal amount of the Convertible Notes then outstanding may, by notice to the Trustee, on behalf of the Holders of all of the Convertible Notes outstanding, waive any existing Default or Event of Default and its consequences under the Indenture except a Default or Event of Default relating to the payment of principal of the Convertible Notes (which would be required to be unanimous).

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

AMENDMENTS, SUPPLEMENTS AND WAIVER

     Except as provided in the next succeeding paragraphs, the Indenture or the Convertible Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Convertible Notes then outstanding (including consents obtained in connection with a tender offer for Convertible Notes), and any existing default or compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer for Convertible Notes).

     Without the consent of each Holder affected, an amendment or waiver may not: (i) reduce the amount of Convertible Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Convertible Note, (iii) reduce the rate of interest on any Convertible Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, on the Convertible Notes (except a rescission of acceleration of the Convertible Notes by the Holders of at least a majority in aggregate principal amount of the Convertible Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Convertible Note payable in money other than that stated in the Convertible Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Convertible Notes to receive payments or principal of or premium, if any, on the Convertible Notes, or (vii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Convertible Notes, the Company and the Trustee may amend or supplement the Indenture or the Convertible Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Notes, to provide for the assumption of the Company's obligations to Holders of the Convertible Notes in the case of a merger, consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of the Convertible Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Convertible Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Convertible Note accepted for repurchase.

     The registered Holder of a Convertible Note will be treated as the owner of it for all purposes.

BOOK ENTRY, DELIVERY AND FORM

     The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of the Depository that affect transfers of interest in the global certificate or certificates issued in connection with sales of Convertible Notes made pursuant to this Prospectus.

     The Convertible Notes sold pursuant to this Prospectus will be represented by one or more fully registered global notes (each, a "Global Note") as well as Convertible Notes in definitive form and will be deposited upon issuance with, or on behalf of, the Depository and registered in the name of the Depository or its nominee (the "Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between the Depository and the Trustee. Except as set forth below, the

Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as is effect in the State of New York and a "clearing agency" registered pursuant to provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its participants' organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic computerized book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Participants of the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

     Purchases of Convertible Notes within the Depository system must be made by or through Participants. Pursuant to procedures established by the Depository,
(i) upon deposit of the Global Note, the Depository will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfers of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Convertible Notes will be limited to that extent.

     The Depository has no knowledge of the actual beneficial owners of the Convertible Notes; the Depository's records reflect only the identity of the Participants to whose accounts such Convertible Notes are credited, which may or may not be the beneficial owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Except as described below, owners of interests in the Global Note will not have Convertible Notes registered in their names, will not receive physical delivery of Convertible Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

     None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of the Depository's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants.

     Payments in respect of the principal of premium, if any, and interest on any Convertible Notes registered in the name of the Global Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose names the Convertible Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustees, nor any agent of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Convertible Notes or for any other matter relating to actions or practices of the Depository or any of its Participants. The Company understands that the Depository's current practices, upon receipt of any payment in respect of securities such as the Convertible Notes (including principal and interest), is to credit and accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository (unless the Depository has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Convertible Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participants, and the beneficial owners and not the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of its Participants in identifying the beneficial owners of the Convertible Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

     So long as the Depository, or its nominee, is the registered owner or holder of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Notes represented by such Global Note for all purposes under the Indenture and the Convertible Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with the Depository's applicable procedures, in addition to those provided for under the Indenture.

     Transfers between Participants in the Depository will be effected in the ordinary way in accordance with the Depository rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Convertible Notes to persons in jurisdictions which require such delivery of such Convertible Notes or to pledge such Convertible Notes, such holder must transfer its interest in a Global Note in accordance with the normal procedures of the Depository and the procedures set forth in the Indenture.

     The Company excepts that the Depository will take any action permitted to be taken by a holder of Convertible Notes (including the presentation of Convertible Notes for exchange as described below) only at the direction of one or more Participants to whose account the Depository interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Convertible Notes as to which such Participant or Participants has or have given such direction.

     Although the Company expects that the Depository will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If the Depository is at any time unwilling or unable to continue as a depository for a Global Note and a successor depository is not appointed by the Company within 90 days, the Company will issue definitive certificated Convertible Notes in exchange for a Global Note.

     Such definitive certificated Convertible Notes shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Convertible Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of Convertible Notes in definitive certificated form, the Trustee is required to register the Convertible Notes in the name of, and cause the Convertible Notes to be delivered to, the person or persons (or the nominees thereof) identified as the beneficial owner as the Depository shall direct.

     Convertible Notes in definitive form will be issued upon the resale, pledge or other transfer of Notes to any person or entity that does not participate in the Depository.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes not responsibility for the accuracy thereof.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchaser has entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission within 90 days after the Closing Date a shelf registration statement under the Securities Act (the "Shelf Registration Statement") on Form S-3 or another appropriate form to cover resales of Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use all reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days after the Closing Date (the "Effectiveness Target Date") and to keep the Shelf Registration Statement effective until the earlier of such date that is two years after the latest date of initial issuance of the Convertible Notes (or such earlier date when Holders of the Securities are able to sell such Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise) or the date all Transfer Restricted Securities covered by the Shelf Registration Statement have been sold or there cease to be outstanding any Transfer Restricted Securities. For purposes of the foregoing, "Transfer Restricted Securities" means each Convertible Note and share of Common Stock issued upon conversion thereof until the date on which such Convertible Note or share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or the date on which such Convertible Note or share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force).

     The Registration Rights Agreement provides that (i) the Company will file the Shelf Registration Statement with the Commission on or prior to 90 days after the Closing Date and (ii) the Company will use all reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days after the Effectiveness Target Date. If (i) the Shelf Registration Statement is not filed with the Commission on or prior to 90 days after the Closing Date, (ii) the Shelf Registration Statement has not been declared effective by the Commission within 150 days after the Closing Date or (iii) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective or this Prospectus ceases to be usable for a period of time which shall exceed 90 days in the aggregate during any 365-day period (each such event referred to in clauses (i) through (iii). a "Registration Default"), the Company will accrue liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Convertible Notes and, if applicable, on an equivalent basis per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such Holder. The rate of accrual of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Convertible Notes, if applicable, by an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages with respect to any Registration Default of $0.50 per week per $1,000 principal amount of Convertible Notes or, if applicable, an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to the Holders of Convertible Notes or shares of Common Stock (as applicable) in the same manner as interest payments on the Convertible Notes on semi-annual payment dates which correspond to interest payment dates for the Convertible Notes. Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default. The use of the Shelf Registration Statement for effecting resales of Transfer Restricted Securities may be suspended in certain circumstances described in the Registration Rights Agreement upon notice by the Company to the holders of the Transfer Restricted Securities, subject to the rights of the holders of Transfer Restricted Securities to receive Liquidated Damages if the aggregate number of days of such suspensions in any 365-day period exceeds the period described above.

GOVERNING LAW

     The Indenture and the Convertible Notes are governed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign. The Chase Manhattan Bank is the Trustee under the Indenture relating to the Senior Notes.

     The Holders of a majority in principal amount of the then outstanding Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Convertible Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means all shares, interest, participations, rights or other equivalents (however designated) of corporate stock or similar interests in any other form of entity, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such partnership.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person, but excluding Non-Recourse Pledges in connection with Project Financings), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person, provided that each of the foregoing, where applicable, shall be calculated in accordance with US GAAP. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Junior Securities" means any Qualified Capital Stock and any Indebtedness of the Company that is fully subordinated in right of payment to the Convertible Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Convertible Notes.

     "Minority Owned Affiliate" of any specified Person means any other Person in which an Investment has been made by the specified Person other than a director or indirect Subsidiary of the specified Person.

     "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings businesses shall have been transferred to a successor Person, such successor Person; provided, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its rating business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other nationally recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Trustee.

     "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all letters of credit, reimbursement obligations and fees, costs, expenses and other amounts accrued or due on or in connection with, any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Convertible Notes or is pari passu with, or subordinated to, the Convertible Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company, (b) Indebtedness representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services or (c) any liability for taxes owed or owing by the Company or any Subsidiary of the Company.

     "S&P" means Standard & Poor's Corporation or, if Standard & Poor's Corporation shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, that if Standard & Poor's Corporation ceases rating debt securities having a maturity at original issuance of at least one year and its rating business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Trustee.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership of which more than 50% of the partnership's capital accounts, distribution rights or general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 27,500,000 shares of which 2,500,000 are shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and 25,000,000 are shares of Common Stock. On April 1, 1998, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid on April 14, 1998, there were 16,511,802 shares of Common Stock outstanding. In addition, one million shares of Series A Junior Participating Preferred Stock are designated and reserved for issuance in connection with the Rights Agreement (as hereinafter defined). For a description of the Rights Agreement and the Series A Junior Participating Preferred Stock, see "Purposes And Effects Of Certain Provisions Of the Restated Certificate And By-Laws And The Rights Agreement -- Stockholder Rights Plan." The following description is qualified in all respect by reference to the Restated Certificate of Incorporation and the By-laws, copies of which will be available upon request.

COMMON STOCK

     All shares of Common Stock participate equally in dividends payable to holders of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of Common Stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the Company stockholders and do not have cumulative rights in the decision of directors. All issued and outstanding shares of Common Stock are fully paid and nonassessable, and the holders thereof do not have pre-emptive rights.

PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated in a Certificate of Designation adopted by the Board of Directors providing for the issue of such series and as are permitted by the Delaware General Corporation Law (the "DGCL").

TRANSFER AGENT

     Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock.

CERTAIN SPECIAL PROVISIONS

     Certain provisions contained in the Restated Certificate, the By-Laws and the Rights Agreement, dated as of December 19, 1990, between the Company and Continental Stock Transfer and Trust Company (the "Rights Agreement"), could make the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise more difficult. Set forth below is a description of such provisions in the Restated Certificate, the By-laws and the Rights Agreement. Such description is intended as a summary only and is qualified in its entirety by reference to the Restated Certificate, By-laws and the Rights Agreement, copies of which will be available upon request.

CLASSIFIED BOARD OF DIRECTORS

     The Restated Certificate and the By-laws provide that the Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Board of Directors consists of the persons referred to in "Management -- Directors and Officers of the Company." At each annual meeting of stockholders, one class of directors will be elected, each year for a three-year term.

     The Company believes that the classified board provision of the Restated Certificate is advantageous to the Company and its stockholders because, by providing that directors will serve three-year terms rather than one-year terms, it will enhance the likelihood of continuity and stability in the composition of the Board of

Directors and in the policies formulated by the Board of Directors. The Company believes that this, in turn, will permit the board to represent more effectively the interests of all stockholders.

     With a classified Board of Directors, it will generally take a majority stockholder two annual meetings of stockholders to elect a majority of the Board of Directors. As a result, a classified board may discourage proxy contests for the election of directors or purchases of a substantial block of stock because its provisions could operate to prevent obtaining control of the board in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, because under the Restated Certificate directors may be removed only for cause, a classified board would delay stockholders who do not agree with the policies of the Board of Directors from replacing a majority of the Board of Directors for two years, unless they can demonstrate the directors should be removed for cause and obtain the requisite vote.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Restated Certificate and the By-laws provide that the number of directors will be fixed from time to time exclusively by the Board of Directors, but shall consist of not more than fifteen nor less than three directors. In addition, the Restated Certificate and the By-laws provide that, subject to any rights of holders of any shares of Preferred Stock, if any, a majority of the Board of Directors then in office may fill any vacancies on the Board of Directors. Accordingly, the Board of Directors could temporarily prevent any stockholder from obtaining majority representation on the board by enlarging the size of the board and filling the new directorships with its own nominees.

     Under the DGCL and the Restated Certificate, a director serving on a classified board may be removed by the stockholders only for cause. Moreover, the Restated Certificate provides that directors may be removed only by the affirmative vote of holders of a least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT SPECIAL MEETINGS

     The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Restated Certificate and the Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the President. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of such meeting.

     The provisions of the Restated Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board of Directors or the President. These provisions would also prevent the holders of a majority of the voting power of the Voting Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors, the Chairman of the Board of Directors or the President by calling a special meeting of stockholders prior to the time the Board of Directors, the Chairman of the Board of Directors or the President believes such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to business to be brought before an annual or special meeting of stockholders of the Company (the "Business Procedure").

     The Nomination Procedure provides that, subject to the rights of holders of any series of Preferred Stock, if any, only persons who are nominated by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Business Procedure provides that at an annual or special meeting only such business may be conducted as has been specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of such stockholder's intention to bring such business before the meeting. Under the Nomination Procedure or the Business Procedure, to be timely, notice must be received by the Company not less than 75 days nor more than 90 days prior to the annual or special meeting of stockholders, provided, however, that in the event that less than 90 days' notice or prior public disclosure of the meeting date is given or made to stockholders, notice by the stockholder to be timely must be received not later than the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

     Under the Nomination Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information (i) about each proposed nominee, including, without limitation, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class, series and number of shares of capital stock of the Company which are beneficially owned by the nominee, and (d) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Rules and Regulations of the Commission under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected) and (ii) about the stockholder proposing to nominate such person, including, without limitation, the name and record address of the stockholder and the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. Under the Business Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors at an annual meeting must contain certain information about such business and about the proposing stockholder including, without limitation, a brief description of the business desired to be brought before the meeting, the name and record address of the proposing stockholder, the class, series and number of shares of capital stock of the Company owned by the proposing stockholder and a description of any material interest of the stockholder in such business. If the officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director and such nomination shall be disregarded. If such presiding officer determines that business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be transacted at such meeting.

     By requiring advance notice of nominations by stockholders, the Nomination Procedure will afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualification. By requiring advance notice of proposed business, the Business Procedure will provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, will provide the Board of Directors with a meaningful opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendation of the Board of Directors' position as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such a meeting or grant a proxy to the Board of Directors as to the disposition of any such business. Although the Restated Certificate and the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of procedures to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

PREFERRED STOCK

     The Restated Certificate authorizes the Board of Directors to issue one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the powers, designations, preferences, optional or other rights, if any, and the qualifications, limitations or restrictions thereof.

     The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed or applicable rules of any self-regulatory organization. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or the Company Common Stock, the Board of Directors does not intend to seek stockholder approval. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock. Although the Company has no present plan to issue any shares of the Series A Junior Preferred Stock, one million shares of Series A Junior Preferred Stock have been designated and reserved for issuance pursuant to the Rights Agreement.

AMENDMENT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     Under the DGCL, the stockholders have the right to adopt, amend or repeal the By-laws of a corporation. In addition, if the certificate of incorporation so provides, the By-laws may be amended by the board of directors. The By-laws provide that they may be amended by the Board of Directors or stockholders, provided that if the amendment is to be adopted by the stockholders, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class, is required. Similarly, provisions set forth in the Restated Certificate relating to the election and term of directors, the prohibition of stockholder action without a meeting, calling a stockholders' meeting, the elimination of personal liability of directors and the amendment of the By-laws may be amended only by the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class.

ANTI-TAKEOVER STATUTE

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined therein as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless
(i) the business combination is approved by the corporation's Board of Directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it becomes an interested stockholder or
(iii) the business combination is approved by a majority of the Board of Directors and by the affirmative vote of 66 2/3% of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The Restated Certificate and By-laws do not exclude the Company from the restrictions imposed under Section 203 of the DGCL.

STOCKHOLDER RIGHTS PLAN

     The following description of the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, copies of which are available upon request.

     At a meeting held on November 8, 1990, the Board of Directors adopted the Rights Agreement. The Rights Agreement provides that one Right will be issued with each share of the Common Stock issued (whether originally issued or from the Company's treasury) on or after the date of the Distribution and prior to the Rights Distribution Date (as hereinafter defined). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on July 31, 2001, unless previously redeemed by the Company as described below. When exercisable, each Right entities the owner to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $59.

     Except as described below, the Rights will be evidenced by all the Common Stock certificates and will be transferred with the Common Stock certificates, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Common Stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as is determined by the Company's Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

     After the Rights Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the Rights Distribution Date and, thereafter the separate Rights certificates alone will represent the Rights.

     The Series A Junior Participating Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $0.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share and will be entitled to an aggregate payment of 100 times the payment made per share of the Common Stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of the Common Stock are changed or exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of the Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Common Stock.

     In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, the Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person (or certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is changed or exchanged (other than a merger which follows a Qualifying Offer and satisfies certain other requirements) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price, Common Stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time prior to the earlier of (i) until 10 days following the Stock Acquisition Date, or (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the $.01 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for the Common Stock (or other consideration) or for Common Stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board of Directors. Among the effects is that the Rights could discourage a takeover attempt that might otherwise allow the holders of Common Stock to sell such Common Stock at a premium to the then current market price or which might otherwise be beneficial to stockholders.

LIMITATION OF LIABILITY OF DIRECTORS

     The Restated Certificate provides that to the fullest extent provided by law a director will not be personally liable for monetary damages to the Company or its stockholders for, or with respect to, any acts or omissions in the performance of his or her duties, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-laws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Except as described under "Business -- Litigation," there has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     Set forth below is a summary description of the Original Notes and the OPI loan facility. Each of the following summaries does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the documents governing such debt instruments. Capitalized terms used and not defined below have the meanings set forth in the documents governing such debt instruments.

THE ORIGINAL NOTES

     In August 1995, the Company issued the Original Notes at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company of $148,621,621. As disclosed elsewhere herein, the Company commenced the Tender Offer on February 6, 1998 and the Tender Offer expired on March 18, 1998. As of March 31, 1998, approximately $49.0 million aggregate principal amount at maturity of the Original Notes remained outstanding. The Original Notes will mature on August 15, 2000.

OPI FACILITY

     OPI has a syndicated bank loan facility for 1,800 billion lire ($991 million). On August 29, 1997, OPI signed an Amended and Restated Facility Agreement which, among other things, provides for an increase in the facility of 1,000 billion lire ($550 million) from 1,800 billion lire to 2,800 billion lire ($1.5 billion). The Amended and Restated Facility Agreement includes a number of significant covenants that will, among other things, restrict the ability of OPI to dispose of assets, merge, incur debt, pay dividends, create liens, make certain investments or acquisitions and otherwise restrict corporate activities. In addition, the Amended and Restated Facility agreement contains, among other covenants, requirements that OPI maintain specified financial ratios.

     OPI has arranged or is arranging an 800 billion lire credit facility through the European Investment Bank, a 100 billion lire subordinated debt facility through the European Investment Fund and a 100 billion lire subordinated credit facility to be provided by its shareholders Omnitel and Pronto Italia.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the Convertible Notes as of the date hereof. It deals only with Convertible Notes held as capital assets, and does not deal with special situations, such as those of dealers in securities, financial institutions, insurance companies and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to certain "straddle" or hedging transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (including retroactively) so as to result in federal income tax consequences different from those discussed below. As used herein, the term "U.S. Holder" means a beneficial owner of a Convertible Note (or Common Stock of the Company acquired upon conversion of a Convertible Note) that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust described in Section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Convertible Note (or Common Stock of the Company acquired upon conversion of a Convertible Note) that is not a U.S. Holder. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE CONVERTIBLE NOTES OR COMMON STOCK OF THE COMPANY THAT MAY BE SPECIFIC TO THEM, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN LAWS.

U.S. HOLDERS

     Interest. A holder of a Convertible Note will recognize interest income thereon in accordance with his method of accounting for federal income tax purposes.

     Premium. If a holder purchases a Convertible Note for an amount that is greater than such Convertible Note's principal amount, such holder will be considered to have purchased such Convertible Note with "amortizable bond premium" equal in amount to such excess. A holder may elect to amortize such premium, using a constant yield method, over the remaining term of such Convertible Note with reference to either the amount payable on maturity or, if it results in a smaller premium attributable to the period through the earlier call date, with reference to the amount payable on the earlier call date. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service ("IRS").

     Market Discount. If a holder purchases a Convertible Note for an amount that is less than its principal amount, by at least .025% of its principal amount times the number of remaining whole years to maturity, then such holder will be considered to have purchased such Convertible Note with "market discount" equal in amount to such difference between the principal amount and purchase price. In that event, gain realized by the holder upon the sale, retirement or certain other dispositions of the Convertible Note will be treated as ordinary interest income to the extent of the accrued market discount. Market discount on a Convertible Note will be treated as accruing ratably over such Note's term, or, at the holder's election, under a constant yield method. In addition, such holder will be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Convertible Note (unless such holder elects to include market discount in income currently as it accrues, on either a ratable or constant yield basis). Such election, once made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the taxable year in which such election applies, and may not be revoked without the consent of the IRS.

     Conversion. A U.S. Holder generally will not recognize gain or loss upon conversion of the Convertible Notes solely into Common Stock of the Company(except with respect to cash received in lieu of fractional shares, or any amounts attributable to accrued and unpaid interest on the Convertible Notes, which will be treated as interest for federal income tax purposes). The U.S. Holder's basis in the Common Stock received on conversion will be the same as the U.S. Holder's adjusted tax basis in the Convertible Notes at the time of conversion, and the holding period for the Common Stock received on conversion will include the holding period of the Convertible Notes that were converted.

     Disposition of Convertible Notes. A U.S. Holder will recognize gain or loss upon the sale, redemption or other taxable disposition of the Convertible Notes in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the Convertible Note and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the Convertible Notes, which will be treated as interest for federal income tax purposes or as otherwise described under "Market Discount" above). A holder's adjusted basis in a Convertible Note will generally be the cost of such Note, increased by the accrual, if any, of market discount the holder has previously included in income, and decreased by the amount of any deductions for amortizable bond premium. In the case of a U.S. Holder who is an individual, such capital gain will be subject to tax at a maximum 28% rate if the Convertible Note has been held for more than 12 months but not more than 18 months at the time of the sale, exchange, retirement or other disposition, and a maximum 20% rate if the Convertible Notes were held for more than 18 months at such time.

     Adjustments to Conversion Ratio. The Conversion Price of the Convertible Notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the Conversion Price of the Convertible Notes may result in a taxable constructive distribution to the U.S. Holders of Convertible Notes, resulting in ordinary dividend income to the extent of the Company's current and accumulated earnings and profits if, and to the extent that, certain adjustments in the Conversion Price (particularly an adjustment to reflect a taxable dividend to holders of Common Stock of the Company) increase the proportionate interest of a U.S. Holder of a Convertible Note convertible into fully diluted Common Stock.

NON-U.S. HOLDERS

     Under present United States federal income and estate tax law, assuming certain certification requirements are met (which include identification of the beneficial owner of a Convertible Note), and subject to the discussion of backup withholding below:

          (a) Payments of interest on a Convertible Note to any Non-U.S. Holder will generally not be subject to United States federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company, (iii) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (iv) a foreign tax-exempt organization or a foreign private foundation for United States federal income tax purposes, (2) such interest payments are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder ("Effectively Connected") and (3) the Company or its paying agent receives (i) from the holder, a properly completed Form W-8 (or substitute Form W-8), under penalties of perjury, which provides the Non-U.S. Holder's name and address and certifies that the holder is a NonU.S. Holder, or (ii) from a security clearing organization, bank or other financial institution that holds the Convertible Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to the payor. A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest.

          (b) A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Convertible Note or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of a Convertible Note into Common Stock) unless (1) the gain is Effectively Connected, (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, or (4) the Company was, is or becomes a "United States real property holding corporation" for United States federal income tax purposes and certain other requirements are met.

          (c) Convertible Notes held (or treated as held) by an individual at the time of his or her death will not be subject to U.S. federal estate tax provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of the Company, and (ii) income on the Convertible Note was not Effectively Connected.

          (d) A Non-U.S. Holder will generally not be subject to United States federal income tax on the conversion of a Convertible Note solely into Common Stock of the Company (except as described in clause (b) above with respect to the receipt of cash in lieu of fractional shares by certain holders upon conversion of a Convertible Note, or as described in clause
     (a) above with respect to any amounts attributable to accrued and unpaid interest on the Convertible Notes).

          (e) Dividends paid on Common Stock of the Company to a Non-U.S. Holder will generally be subject to withholding of United States federal income tax at the rate of 30% (or a lower rate prescribed by an applicable treaty), unless such dividends are Effectively Connected.

          (f) Common Stock of the Company owned by an individual who is neither a citizen nor a resident (as defined for United States federal estate tax purposes) of the United States at the date of death will generally be included in such individual's estate for United States federal estate tax purposes.

     Income (including interest on a Convertible Note and dividends on Common Stock of the Company as the case may be) and capital gain on the sale or other taxable disposition of a Convertible Note or Common Stock that is Effectively Connected will be subject to U.S. federal income tax at rates applicable to United States persons generally (and, in the case of corporate holders, such income and gain may also be subject to a 30% branch profits tax), which is generally imposed on a foreign corporation on the repatriation from the United States of earnings and profits that are Effectively Connected. If payments are subject to U.S. federal income tax in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the holder provides the Company or its paying agent with a properly executed Form 4224.

     An applicable income tax treaty may, however, change these rules. A NonU.S. Holder may be required to satisfy certain certification and other requirements in order to claim treaty benefits or otherwise obtain any reduction of or exemption from United States federal income or withholding tax under the foregoing rules.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Company or its designated paying agent (the "payor") will, where required, report to holders of Convertible Notes (or Common Stock) and the Internal Revenue Service the amount of any interest paid on the Convertible Notes (or dividends paid with respect to the Common Stock or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments. The information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

     Under current United States federal income tax law, a 31% backup withholding tax is required with respect to certain interest, dividends and principal payments made to, and to the proceeds of sales before maturity by, certain U.S. Holders if such persons fail to furnish their taxpayer identification numbers and other information.

     Interest payments on a Convertible Note to a Non-U.S. Holder will not be subject to information reporting requirements and backup withholding tax if either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither the Company nor the payor does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

     Payment by or through a United States office of any broker, U.S. or foreign, of the proceeds on disposition of a Convertible Note or Common Stock will be subject to both backup withholding tax and information reporting requirements, unless the Non-U.S. Holder certifies under penalties of perjury as to its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption (provided that neither the Company nor the payor has actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied). Information reporting requirements (but not backup withholding tax) will also apply to a payment of the proceeds on disposition of a Convertible Note or Common Stock by or through a foreign office of a United States broker, or foreign brokers with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will generally not apply to dividends paid on Common Stock of the Company to a Non-U.S. Holder at an address outside the United States (the "Address Rule"), unless the payor has knowledge that the holder is a U.S. Holder. Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding tax if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. In general, the final regulations do not significantly alter the substantive withholding and information requirements, but rather unify current certification procedures and forms and clarify reliance standards. In particular, the final regulations eliminate the Address Rule as a means of exemption from reporting requirements. Non-U.S. Holders should consult with their own tax advisors with respect to the impact, if any, of the final regulations.

CERTAIN POTENTIAL FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

     Special U.S. tax rules apply to U.S. taxpayers that own stock in a "passive foreign investment company" a ("PFIC"). In general, a non-U.S. corporation will be treated as PFIC if at least 75 percent of its income is "passive income" or if at least 50 percent of its assets are held for the production of "passive income." A non-U.S. corporation that owns 25 percent or more of the stock of a non-U.S. subsidiary is treated as receiving a proportionate share of the income of, and as owning a proportionate share of the assets of, such subsidiary.

     It is possible that Omnitel is a PFIC. Generally, except to the extent the Company makes an election to treat a PFIC in which it owns stock as a "qualified electing fund" (a "QEF") in the first taxable year in which the Company owns the PFIC's stock, (i) the Company would be required to allocate gain recognized upon the disposition of stock in the PFIC and income recognized upon receiving certain dividends ratably over the Company's holding period for the stock in the PFIC, (ii) the amount allocated to each year other than the year of the disposition or dividend payment would be taxable at the highest U.S. tax rate applicable to corporations, and an interest charge for the deemed deferral benefit would be imposed with respect to the tax attributable to each year, and
(iii) gain recognized upon disposition of PFIC shares would be taxable as ordinary income. The Company acquired shares in Omnitel in 1990. The regular deadline for making a QEF election for 1990 was in 1991. In December, 1997, new temporary regulations were issued by the Treasury Department pursuant to which the Company is seeking a ruling from the Internal Revenue Service that would allow the Company to retroactively make the QEF election as described above. No assurance can be given that the Internal Revenue Service will grant such ruling request. If the Company cannot make the QEF election retroactively, on a sale of its Omnitel shares or the receipt of certain dividends from Omnitel, the Company would be subject to U.S. federal income tax and to an interest charge on that tax over its holding period commencing in 1990, as described above.

     If the Company were to make the QEF election, as described above, the Company would be required in each year that the PFIC qualification tests are met to include its pro rata share of the QEF's earnings as ordinary income and its pro rata share of the QEF's net capital gain as long-term capital gain, whether or not such amounts are actually distributed. The Company has not made any QEF election with respect to Omnitel.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING, AND DISPOSING OF THE CONVERTIBLE NOTES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                SELLING HOLDERS

     The Convertible Notes were originally issued by the Company and sold by the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Notes and Common Stock issued upon conversion of the Convertible Notes.

     The following table sets forth information, as of           , 1998 with
respect to the Selling Holders and the respective principal amounts of Convertible Notes beneficially owned by each Selling Holders that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Holders. None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Holders may offer all or some portion of the Convertible Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Convertible Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their
Convertible Notes since           , 1998 in transactions exempt from the
registration requirements of the Securities Act.

                                                            PRINCIPAL AMOUNT
                     SELLING HOLDER                       OF CONVERTIBLE NOTES
                     --------------                       --------------------
Cede & Co...............................................      $86,250,000
 ........................................................
 ........................................................
 ........................................................
 ........................................................
 ........................................................
 ........................................................
 ........................................................
 ........................................................
                                                              -----------
     Total..............................................      $86,250,000
                                                              ===========

                              PLAN OF DISTRIBUTION

     The Convertible Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Convertible Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Convertible Notes and Common Stock for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Convertible Notes and Common Stock for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Convertible Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Convertible Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Convertible Notes and Common Stock issuable upon conversion thereof may be sold by the Selling Holder from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Holders. The sale of the Convertible Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) on any national securities exchange or quotation service on which the Convertible Notes or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Convertible Notes or the Common Stock is made, if required, a prospectus supplement will be distributed which will set forth the names of the Selling Holders, the aggregate amount and type of Convertible Notes and Common Stock being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Convertible Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Convertible Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Convertible Notes or the shares of Common Stock issuable upon conversion thereof may be limited in its ability to engage in market activities with respect to such Convertible Notes or the shares of Common Stock issuable upon conversion thereof. In addition and without limiting the foregoing, each Selling Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Convertible Notes and shares of Common Stock issuable upon conversion thereof by the Selling Holders. All of the foregoing may affect the marketability of the Convertible Notes and shares of Common Stock issuable upon conversion thereof.

     All expenses of the registration of the Convertible Notes and Common Stock pursuant to the Registration Rights Agreement will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

     Certain legal matters regarding the securities offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Cellular Communications International, Inc. appearing in Cellular Communications International, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets of Omnitel Sistemi Radiocellulari Italiani S.p.A. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1997, and the balance sheets of Omnitel Pronto Italia S.p.A. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1997 incorporated by reference herein from the Company's Annual Report on Form 10-K/A-1 have been incorporated by reference herein in reliance of the report of Coopers & Lybrand S.p.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                   APPENDIX A
                       CELLULAR TELEPHONE GLOSSARY TERMS

     ANALOG: A transmission or switching which is not digital, e.g., the representation of voice, video or other modulated electrical audio signals which are not in digital form.

     BANDWIDTH: A range of radio frequencies occupied by a modulated carrier wave, which is assigned to a service or over which a device can operate.

     BSC: Base Station Controller. Cellular traffic is collected from a number of BTSs and routed to a BSC. The BSC allocates radio channels among BTSs, manages intra-BSC handoffs among the BTSs and interfaces with the MSCs.

     CELL SITE: The entire infrastructure and radio equipment associated with a cellular transmitting and receiving station, including the land, building, tower, antennas, and electrical equipment.

     CELLULAR: A technique used in mobile radio technology to use the same spectrum several times in one network. Low power radio transmitters are used to cover a "cell" (i.e., a limited area) so that the frequencies in use can be reused without interference for other parts of the network.

     COLLOCATE EQUIPMENT: Equipment which utilizes an existing transmitter/receive tower to locate a cellular Base Station. Collocation can save money and time relative to building a standalone cell site because an operator can utilize the existing tower, building, power supply arrangements, and zoning permits.

     DCS-1800 (DIGITAL COMMUNICATION SYSTEM): A derivative of the GSM cellular mobile telephone standard. "1800" refers to the frequency used of 1800 MHz. DCS-1800 is the European PCN standard.

     DECT (DIGITAL ENHANCED CORDLESS TELECOMMUNICATIONS): A radio technology, using a frequency of 1900 MHz, for access to a private or public telecommunications network enabling subscribers in urban areas to utilize cordless equipment, with the same telephone number as their fixed line telephone, both inside and, within a limited range, outside their home.

     DIGITAL: A mode of representing a physical variable such as speech using digits 0 and 1 only which vary in relation to the variable being represented. The digits are transmitted in binary form as a series of pulses. Digital networks are rapidly replacing the older analog ones. They allow for higher capacity and higher flexibility through the use of computer-related technology for the transmission and manipulation of telephone calls. Digital systems offer lower noise interference and can incorporate encryption as a protection for external interference.

     ENCRYPTION: The transformation of information from a readily recognizable system of coding to an encoded or enciphered system of coding, or vice versa.

     GSM: GSM means Global System for Mobile Communications. GSM is a new digital technology for cellular telephone systems that all EU countries adopted as a common standard.

     INTRA-BSC HANDOFFS: The process of transferring the control of a telephone call from one BTS to another.

     LICENSE: Italy's second GSM cellular license, announced by the Italian Government in March 1994, and awarded to OPI. The license includes Vatican City and San Marino. The award of the License to OPI was made official on January 31, 1995.

     MOC: The Ministry of Communications (formerly the Ministry of Posts and Telecommunications) of Italy. The MOC regulates the licensing, construction, ownership and operation of cellular telephone systems, as well as the grant, maintenance and renewal of cellular telephone licenses and radio frequency allocations in Italy.

     MSC: Mobile switching center, or "switch." Each cell is connected by landlines or microwave to a central switching point or MSC, which controls the routing of calls. The MSC allows cellular telephone users to move freely from cell to cell while continuing their calls.

     PBX: Private branch exchange.

     PSTN: Public switched telephone network. A central switching point or MSC is connected to the PSTN.

     PTT: A country's local telecommunications operator or post office. In most nations, cellular telephone service has been first introduced by the grant of a franchise to the PTT.

     ROAMING: A function that enables wireless subscribers to use the service on networks of operators other than the one with which they signed their initial contract.

     SIM CARD/SMART CARD: A subscriber identity module card. GSM subscriber data is contained on a SIM Card or Smart Card which can be transferred from one cellular telephone to another.

     STET: Italy's government-owned telecommunications company. STET controls Telecom Italia, Italy's principal telephone operating company.

     TRAFFIC: A measure of the number and pattern of telephone conversations.

     WIRELINE TELEPHONE: Conventional wired telephone.

======================================================

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CONVERTIBLE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE CONVERTIBLE NOTES TO ANYONE OR BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................       4
Risk Factors...........................       9
Concurrent Offering....................      17
Use of Proceeds........................      17
Price Range of Common Stock............      17
Dividend Policy........................      18
Exchange Rates.........................      19
Capitalization.........................      20
Selected Consolidated Financial Data...      21
Business...............................      23
Management.............................      38
Security Ownership of Principal
  Stockholders and Management..........      40
Description of Securities..............      42
Description of Capital Stock...........      57
Description of Certain Indebtedness....      64
Certain United States Federal Income
  Tax Considerations...................      65
Selling Holders........................      70
Plan of Distribution...................      70
Legal Matters..........................      72
Experts................................      72
Cellular Telephone Glossary Terms......     A-1

======================================================
                          ======================================================

                                  $86,250,000

                                      LOGO

                          6% CONVERTIBLE SUBORDINATED
                                 NOTES DUE 2005

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                          , 1998
                          ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate provides to the fullest extent provided by law a director will not be personally liable for monetary damages to the Company or its stockholders for, or with respect to, any acts or omissions in the performance of his or her duties, except for liability, (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 194 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-laws provides that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     In addition, the Registration Rights Agreement, the form of which is filed as an exhibit hereto, contains provisions for indemnification by the Initial Purchasers of Cellular Communications International, Inc. and their respective officers, directors, and controlling stockholders against certain liabilities under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS

     A list of exhibits included as part of the Registration Statement is set forth below:

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
    1          Purchase Agreement, dated March 11, 1998, by and among the
               Company, Donaldson, Lufkin & Jenrette Securities Corporation
               and Wasserstein Perella Securities, Inc. with respect to the
               Notes.**
    3.1        Restated Certificate of Incorporation of the Company
               (Incorporated by reference to Exhibit 3.1, 1991 Form 10-K,
               File No. 0-19363).
    3.2(a)     Certificate of Designation of Series A Junior Participating
               Preferred Stock (Incorporated by reference to Exhibit
               3.1(a), 1991 Form 10-K, File No. 0-19363).
    3.2(b)     Certificate of Designation of Series B Preferred Stock
               (Incorporated by reference to Exhibit 3.1(c), File No.
               33-90980).
    3.3        Amended By-Laws of the Company (Incorporated by reference to
               Exhibit 3.2, File No. 33-38398).
    4.1        Specimen of Common Stock Certificate (Incorporated by
               reference to Exhibit 4.1, 1991 Form 10-K, File No. 0-19363).
    4.2        Rights Agreement, dated as of December 19, 1990, between
               CCII and Continental Stock Transfer Trust Company as the
               Rights Agent (Incorporated by reference to Exhibit 4.2, File
               No. 33-38398).
    4.3        Warrant, dated July 25, 1994, between CCII and Cellular
               Communications, Inc. (Incorporated by reference to Exhibit
               4.3, 1994 Form 10-K, File No. 0-19363).
    4.4        Indenture, dated as of March 18, 1998 between the Company
               and the Chase Manhattan Bank, as Trustee.*
    4.5        Registration Rights Agreement, dated March 18, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities
               Corporation and Wasserstein Perella Securities Inc.**
    4.6        Form of 6% Convertible Subordinated Note due 2005 (included in Exhibit 4.4).*
    4.7        Indenture, dated as of August 22, 1995, between CCII and
               Chemical Bank as Trustee (Incorporated by reference to
               Exhibit 4.2, File No. 33-90980).
    4.8(a)     First Supplemental Indenture, dated as of February 23, 1998, to Indenture dated as of August 22, 1995.
    5          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
               concerning the Notes being registered hereby.**
   10.1        Description of Omnitel Joint Venture Agreement (Incorporated
               by reference to Exhibit 10.1, 1996 Form 10-K, File No.
               0-19363).
   10.2        Compensation Plan Agreements, as amended and restated
               effective June 3, 1997 (Incorporated by reference to Exhibit
               10.2, 1997 Form 10-K, File No. 0-19363).
   10.3        Warrant Agreement between the Company and CCII Funding, Inc.
               (Incorporated by reference to Exhibit 10.10, File No.
               33-90980).
   11          Statement re: Computation of ratios (Incorporated by
               reference to Exhibit 10.2, 1997 Form 10-K, File No. 019363).
   23.1        Consent of Ernst & Young LLP.*

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
   23.2        Consent of Coopers & Lybrand S.p.A.*
   23.3        Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5).**
   24          Power of Attorney (appearing on page II-5 hereof).
   25          Form T-1 Statement of Eligibility of The Chase Manhattan
               Bank, Trustee.**
   99.1        Form of Letter of Transmittal.**
   99.2        Form of Notice of Guaranteed Delivery.**

---------------

*  filed herewith

** to be filed by amendment

ITEM 22.  UNDERTAKINGS

     The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake that for the purposes of determining any liability under the Securities Act, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON APRIL 15, 1998.

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Cellular Communications International, Inc., hereby severally constitute and appoint William B. Ginsberg, J. Barclay Knapp and Richard J. Lubasch, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Cellular Communications International, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments hereto.

                                          CELLULAR COMMUNICATIONS INTERNATIONAL,
                                          INC.

                                                /s/ WILLIAM B. GINSBERG
                                          By:
                                          --------------------------------------

                                                    William B. Ginsberg
                                              Chairman of the Board, President
                                                and Chief Executive Officer
                                               (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURES                                   CAPACITY                       DATE
                 ----------                                   --------                       ----
           /s/ WILLIAM B. GINSBERG             Chairman of the Board, President and     April 15, 1998
---------------------------------------------  Chief Executive Officer
             William B. Ginsberg               (Principal Executive Officer)

           /s/ STANTON N. WILLIAMS             Vice President and Chief Financial       April 15, 1998
---------------------------------------------  Officer (Principal Financial Officer)
             Stanton N. Williams

             /s/ GREGG GORELICK                Vice President -- Controller             April 15, 1998
---------------------------------------------  (Principal Accounting Officer)
               Gregg Gorelick

            /s/ J. BARCLAY KNAPP               Executive Vice President,                April 15, 1998
---------------------------------------------  Chief Operating Officer and Director
              J. Barclay Knapp

            /s/ SIDNEY R. KNAFEL               Director                                 April 15, 1998
---------------------------------------------
              Sidney R. Knafel

                 SIGNATURES                                   CAPACITY                       DATE
                 ----------                                   --------                       ----
                /s/ DEL MINTZ                  Director                                 April 15, 1998
---------------------------------------------
                  Del Mintz

            /s/ ALAN J. PATRICOF               Director                                 April 15, 1998
---------------------------------------------
              Alan J. Patricof

              /s/ WARREN POTASH                Director                                 April 15, 1998
---------------------------------------------
                Warren Potash

                                 EXHIBIT INDEX

EXHIBIT                                                                   PAGE
NUMBER                             DESCRIPTION                           NUMBER
-------                            -----------                           ------
  1        Purchase Agreement, dated March 11, 1998, by and among the
           Company, Donaldson, Lufkin & Jenrette Securities Corporation
           and Wasserstein Perella Securities, Inc. with respect to the
           Notes.**
  3.1      Restated Certificate of Incorporation of the Company
           (Incorporated by reference to Exhibit 3.1, 1991 Form 10-K,
           File No. 0-19363).
 3.2(a)    Certificate of Designation of Series A Junior Participating
           Preferred Stock (Incorporated by reference to Exhibit
           3.1(a), 1991 Form 10-K, File No. 0-19363).
 3.2(b)    Certificate of Designation of Series B Preferred Stock
           (Incorporated by reference to Exhibit 3.1(c), File No.
           33-90980).
  3.3      Amended By-Laws of the Company (Incorporated by reference to
           Exhibit 3.2, File No. 33-38398).
  4.1      Specimen of Common Stock Certificate (Incorporated by
           reference to Exhibit 4.1, 1991 Form 10-K, File No. 0-19363).
  4.2      Rights Agreement, dated as of December 19, 1990, between
           CCII and Continental Stock Transfer Trust Company as the
           Rights Agent (Incorporated by reference to Exhibit 4.2, File
           No. 33-38398).
  4.3      Warrant, dated July 25, 1994, between CCII and Cellular
           Communications, Inc. (Incorporated by reference to Exhibit
           4.3, 1994 Form 10-K, File No. 0-19363).
  4.4      Indenture, dated as of March 18, 1998 between the Company
           and the Chase Manhattan Bank, as Trustee.*
  4.5      Registration Rights Agreement, dated March 18, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities
           Corporation and Wasserstein Perella Securities Inc.**
  4.6      Form of 6% Convertible Subordinated Note due 2005 (included in Exhibit 4.4).*
  4.7      Indenture, dated as of August 22, 1995, between CCII and
           Chemical Bank as Trustee (Incorporated by reference to
           Exhibit 4.2, File No. 33-90980).
  4.8      First Supplemental Indenture, dated as of February 23, 1998, to Indenture dated as of August 22, 1995 (Incorporated by
           reference to Exhibit 4.4(a), 1997 Form 10-K, File No.
           0-19363).
  5        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
           concerning the Notes being registered hereby.**
 10.1      Description of Omnitel Joint Venture Agreement (Incorporated
           by reference to Exhibit 10.1, 1996 Form 10-K, File No.
           0-19363).
 10.2      Compensation Plan Agreements, as amended and restated
           effective June 3, 1997 (Incorporated by reference to Exhibit
           10.2, 1997 Form 10-K, File No. 0-19363).
 10.3      Warrant Agreement between the Company and CCII Funding, Inc.
           (Incorporated by reference to Exhibit 10.10, File No.
           33-90980).
 11        Statement re: Computation of ratios (Incorporated by
           reference to Exhibit 10.2, 1997 Form 10-K, File No. 019363).
 23.1      Consent of Ernst & Young LLP.*
 23.2      Consent of Coopers & Lybrand S.p.A.*
 23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (included in Exhibit 5).**
 24        Power of Attorney (appearing on page II-5 hereof).

EXHIBIT                                                                   PAGE
NUMBER                             DESCRIPTION                           NUMBER
-------                            -----------                           ------
 25        Form T-1 Statement of Eligibility of The Chase Manhattan
           Bank, Trustee.**
 99.1      Form of Letter of Transmittal.**
 99.2      Form of Notice of Guaranteed Delivery.**

---------------

*  filed herewith

** to be filed by amendment